Exhibit 2.1

SHARE PURCHASE AGREEMENT

by and among

BioArkive, Inc.,

the Sellers Listed on the Signature Pages Hereto,

and

the Purchaser

DATED AS OF DECEMBER 22, 2021

[NO AGREEMENT, ORAL OR WRITTEN, REGARDING OR RELATING TO ANY OF THE MATTERS COVERED BY THIS DOCUMENT HAS BEEN ENTERED INTO BETWEEN THE PARTIES. IT IS NOT INTENDED TO CREATE, AND WILL NOT BE DEEMED TO CREATE, A LEGALLY BINDING OR ENFORCEABLE OFFER OR AGREEMENT OF ANY TYPE OR NATURE PRIOR TO THE ACTUAL EXECUTION OF THIS DOCUMENT BY ALL SUCH PARTIES AND THE DELIVERY OF AN EXECUTED COPY HEREOF BY ALL SUCH PARTIES TO ALL OTHER PARTIES.]

4.5	Title to Company Equity Interests	29
4.6	Legal Proceedings; Orders	30
4.7	Investment Purpose	30
4.8	Accredited Investor	30
4.9	Brokers	30

Article V REPRESENTATIONS AND WARRANTIES OF PURCHASER		31
5.1	Organization	31
5.2	Authorization	31
5.3	Valid Issuance of Shares	31
5.4	No Conflicts; Consents	31
5.5	SEC Filings	32
5.6	Legal Proceedings; Orders	32
5.7	Investment Purpose	32
5.8	Brokers	32

Article VI COVENANTS		33
6.1	Information Preservation	33
6.2	Certifications.	33
6.3	Company 401(k) Plan Termination.	33
6.4	Release	34
6.5	Public Announcements	35
6.6	Further Assurances	35
6.7	Sellers Majority Indemnification	35

Article VII TAX MATTERS		36
7.1	Tax Returns	36
7.2	Tax Contests	36
7.3	Books and Records; Cooperation	37
7.4	Transfer Taxes	37
7.5	S Corporation Status	37
7.6	Intended Tax Treatment	37
7.7	Coordination	37

Article VIII INDEMNIFICATION		38
8.1	Survival	38
8.2	Indemnification Provisions for the Purchaser's Benefit	39
8.3	Notice and Defense Procedures	40
8.4	Limitations and Qualifications	43
8.5	Tax Treatment of Indemnity Payments	44
8.6	Payments	44
8.7	Exclusive Remedies	44

Article IX DEFINITIONS		45
9.1	Definitions	45
9.2	Additional Defined Terms	56
9.3	Certain Interpretive Matters	58

2

Article X MISCELLANEOUS		59
10.1	Expenses	59
10.2	Notices	59
10.3	Severability.	60
10.4	Entire Agreement.	60
10.5	Successors and Assigns; Assignment	60
10.6	No Third-Party Beneficiaries	61
10.7	Tax Advice	61
10.8	Equitable Remedies	61
10.9	Amendment and Modification; Waivers.	61
10.10	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.	61
10.11	Counterparts	62

Schedules

Schedule A        Seller Equity Information

3

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT is entered into as of December 22, 2021 (this “Agreement”), by and among (a) BioArkive, Inc., a corporation incorporated pursuant to the laws of California (the “Company”), (b) the Sellers listed on the signature pages hereto (each individually a “Seller”, and collectively, the “Sellers”), and (c) Immuneering Corporation, a corporation incorporated pursuant to the laws of Delaware (the “Purchaser”). The Company, the Sellers, and the Purchaser shall each be referred to in this Agreement, unless the context otherwise requires, as a “Party,” and collectively as the “Parties.” Capitalized terms used herein shall have the meanings ascribed thereto, or as otherwise indicated by reference, in Article IX hereof.

W I T N E S S E T H:

WHEREAS, the Sellers are the beneficial and record owners of all of the issued and outstanding shares of common stock of the Company (the “Company Shares”) as of the date hereof, which constitute all of the shares of capital stock of the Company;

WHEREAS, at the Closing, on the terms and subject to the conditions set forth herein, the Sellers desire to transfer all of the Company Shares to the Purchaser and the Purchaser desires to acquire all of the Company Shares from the Sellers (the “Transaction”);

WHEREAS, each of the Parties intends that (i) the Purchaser’s acquisition of the Company Shares and the Sellers’ receipt of the Consideration Shares (as defined below) as consideration therefor shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) this Agreement is, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code;

WHEREAS, as a condition and material inducement to the Purchaser's execution and delivery of this Agreement, on or prior to Closing, the Company shall cause each of the Key Continuing Employees to execute and deliver an employment offer letter and proprietary information and invention assignment agreement, each on the Purchaser's form or other form approved by the Purchaser, effective on the Closing Date (collectively the “Key Continuing Employee Employment Agreements”); and

WHEREAS, the Sellers and the Company acknowledge and agree that their respective obligations contained in this Agreement are a material inducement to the Purchaser to enter into this Agreement and to perform their obligations hereunder, and that the Purchaser would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated if any Seller or the Company breached any of the provisions of this Agreement binding upon such Seller or the Company, as applicable.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

Article I

EXCHANGE OF COMPANY SHARES FOR CONSIDERATION SHARES

1.1          Exchange of Company Shares for Consideration Shares. Subject to the terms and conditions of this Agreement, at the Closing:

(a)          Each Seller shall transfer and deliver to the Purchaser, and the Purchaser shall acquire and accept from all of the Sellers, all of the rights, title and interests to all of the Company Shares respectively held or deemed held by each Seller, free and clear of all Liens.

(b)          In exchange for the Company Shares, the Purchaser shall issue and deliver to each Seller, and each Seller shall receive and accept, a number of Purchaser Common Shares equal to (i) the Exchange Ratio, multiplied by (ii) the number of Company Shares respectively held or deemed held by such Seller. The number of Purchaser Common Shares to be issued to each Seller pursuant to this Section 1.1(b) shall be referred to as the “Consideration Shares.” No fractional Consideration Shares shall be issued, and to the extent the number of Consideration Shares to be issued to any Seller is fractional, such number shall be rounded up or down to the nearest whole Consideration Share. In no event shall the number of Consideration Shares issued to all Sellers in the aggregate exceed the Purchaser Consideration Share Pool.

Article II

CLOSING

2.1          Closing. Subject to the terms and conditions of this Agreement, the closing of the Transaction (the “Closing”), shall take place remotely, simultaneously with the execution and delivery of this Agreement. The date on which the Closing occurs is referred to herein as the “Closing Date.”

2.2          Closing Deliverables by the Sellers or the Company. At the Closing, the Sellers or the Company, as applicable, shall deliver, or cause to be delivered, to the Company, and the Purchaser, as applicable, the following:

(a)          Transfer powers, reasonably acceptable to the Purchaser, duly endorsed in blank for the Company Shares.

(b)          A certificate of the Secretary (or equivalent officer) of the Company, in form and substance reasonably satisfactory to the Purchaser, (i) attaching (A) certified copies of the resolutions of the Company’s board of directors (or equivalent governing body) and shareholders, and with respect to each Seller that is an entity, if any, each such Seller’s members, shareholders, partners and governing bodies, if applicable, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transaction, (B) true, complete and correct copies of the Company’s Organizational Documents and (C) good standing certificates (from the Company's jurisdiction of formation if the concept of good standing exists in such jurisdiction) and tax clearance certificates (or the equivalent thereof), if available, for the Company from its jurisdiction of formation and each jurisdiction in which the Company is qualified to do business, in each case, dated no more than three (3) Business Days prior to the Closing Date, and (ii) certifying that each of the aforementioned items is effective as of the Closing Date and has not been amended, modified or changed.

(c)          A properly completed and duly executed IRS Form W-9 from each Seller.

(d)          The third-party consents listed on Schedule 3.3(a), in a form reasonably satisfactory to the Purchaser, executed by the third-parties thereto.

(e)          The executed Key Continuing Employee Employment Agreements.

(f)          Executed employment offer letters and proprietary information and invention assignment agreements, each on the Purchaser's form or other form approved by the Purchaser, effective on the Closing Date, from ninety percent (90%) of the Remaining Employees (collectively the “Remaining Employee Employment Agreements” and together with the Key Continuing Employee Employment Agreements, the “Employment Agreements”).

2.3          Closing Deliverables by the Purchaser. At the Closing, the Purchaser shall issue to the Sellers (or cause the issuance of) the Consideration Shares comprising the Purchase Consideration Pool in accordance with Section 1.1.

2.4          Withholding. The Purchaser, its Affiliates and their agents shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts required to be deducted and withheld under the Code or any Tax Law. To the extent that amounts are so withheld or deducted, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Article III

REPRESENTATIONS AND WARRANTIES Regarding THE COMPANY

All references to the “Company” as used in Sections 3.6 through 3.25 shall include not only the Company but also all of their predecessors (excluding any Seller), as applicable, including while existing under prior names and corporate and limited liability company or entity forms. Except as expressly set forth on the Company Disclosure Schedule, the Company hereby represents and warrants to the Purchaser as follows:

3.1          Organization. The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation (if the concept of good standing exists in such jurisdiction). The Company has the requisite power and authority to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted and as it is currently contemplated to be conducted. The Company is duly qualified or licensed and is in good standing to do business in each jurisdiction in which the nature of its business or the character or location of any properties or assets owned, leased, held or used by it makes such qualification or license necessary, except for those jurisdictions where the failure to be so qualified or licensed would not have, individually or in the aggregate, a material and adverse effect on the Company. The Company has made available to the Purchaser true, correct and complete copies of the Company’s Organizational Documents, each as amended and in effect as of the date hereof. The Company’s Organizational Documents are in full force and effect and the Company is not in violation of any provision of its Organizational Documents.

3.2          Authorization. The Company has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Company has the requisite power and authority to execute and deliver each Transaction Document to which it is a party, to perform its obligations thereunder and to consummate the Transaction. The execution and delivery of the Transaction Documents to which the Company is a party and the consummation of the Transaction have been duly authorized by the action on the part of the Company. Each of the Transaction Documents to which the Company is a party has been duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties thereto) each such Transaction Document, when so executed and delivered, will constitute the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

3.3          No Conflicts; Consents.

(a)          Except as set forth on Schedule 3.3(a), and assuming the making of the filings and the receipt of the consents or waiting period terminations or expirations identified in Section 3.3(b), none of the execution, delivery and performance by the Company of this Agreement or the other Transaction Documents to which it is a party, nor the consummation of the Transaction by the Company, requires the consent, notice or other action by any Person under, conflicts with, violates or constitutes a default (with or without notice or lapse of time, or both) under, or gives rise to a right of termination, modification, acceleration or cancellation under any provision of (i) the Company's Organizational Documents; (ii) any Law applicable to the Company; or (iii) any Material Contract or material Permit to which the Company is a party or by which any of its properties or assets are bound (including any Company Intellectual Property or Company Technology).

(b)          Except as set forth on Schedule 3.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority is required on the part of the Company in connection with the execution, delivery and performance by the Company of this Agreement or the other Transaction Documents to which it is a party or the consummation of the Transaction by the Company.

3.4          Capitalization.

(a)          As of immediately prior to the Closing, the issued and outstanding Equity Interests of the Company consists solely of 10,000 shares of common stock of the Company, and except for such shares of common stock, there are no other Equity Interests of any class, series or kind issued, outstanding or reserved for issuance. Schedule A set forth a true, correct and complete list of all of the record and beneficial holders of the Company Shares and the number of Company Shares he, she or it holds. All of the Company Shares have been validly issued to the Sellers by the Company and are fully paid and non-assessable. The Company Shares (i) are all owned of record and beneficially by the Sellers, free and clear of any Liens, (ii) were not issued in violation of any preemptive or similar rights or rights of first refusal, including any of the foregoing created by statute or Organizational Documents of the Company or any Contract to which the Company is a party or by which it is bound, and (iii) were issued in compliance with all applicable Laws, including all federal and state securities Laws. Upon the consummation of the Transaction, the Purchaser will acquire good and valid title to all of the Company Shares, free and clear of any Liens.

(b)          There are no (i) outstanding subscriptions, options, warrants, phantom equity, equity appreciation rights, convertible securities, rights, calls, demands, commitments, conversion rights, rights of exchange, plans or other Contracts of any character providing for the purchase, issuance or sale of any capital stock or other Equity Interests of the Company or (ii) voting trusts, equityholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of Equity Interests of the Company.

3.5          Subsidiaries; Investments.

(i)          The Company does not currently own or control, directly or indirectly, any Equity Interests in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

(b)          The Company does not own, control or otherwise hold (nor has ever owned, controlled or otherwise held), directly or indirectly, any Investments in any corporation, limited liability company, partnership, joint venture, other business entity or Person.

3.6          Financial Statements.

(a)          The Company has made available to the Purchaser complete copies of (i) the unaudited balance sheets of the Company for the fiscal years ended December 31, 2019 and December 31, 2020 and the unaudited statements of income, retained earnings and cash flows of the Company for the years then ended, in each case, certified by the Company’s chief financial officer (or other comparable officer), and (ii) the unaudited balance sheet of the Company for the eleven (11) month period ended November 30, 2021 and the separate unaudited statements of income, retained earnings and cash flows of the Company for the eleven (11) month period then-ended (the “Interim Financial Statements”) (the financial statements contemplated by clauses (i), (ii) and (iii), collectively, the “Financial Statements”). The balance sheet of the Company as of December 31, 2020 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.” The balance sheet of the Company as of November 30, 2021 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” The Financial Statements have been prepared and derived in good faith from the books and records of the Company. The Financial Statements fairly and accurately present the financial condition and results of operations of the Company as of the respective dates and for the respective periods indicated therein.

(b)          The Company maintains accurate books and records reflecting its transactions, cash position, assets, and liabilities. To the Company’s Knowledge, there is no fraud, suspected fraud or allegation of fraud affecting the Company by management of the Company, employees who have significant roles in the Company internal controls or policies or other employees of the Company whose fraud could have a material effect on the Financial Statements.

(c)          All of the accounts receivable of the Company are valid and undisputed claims, are subject to no set-off or counterclaim other than normal cash discounts accrued in the, and, to the Knowledge of the Company, are fully collectible in the normal course. Since the Balance Sheet Date, the Company has collected its accounts receivable in the ordinary course of business and in a manner which is consistent with past practices and has not accelerated any such collections. The Company does not have any accounts receivable or loans receivable from any Person which is affiliated with it or any of its directors, officers, members, managers, employees or shareholders.

(d)          All accounts payable and notes payable of the Company arose in bona fide arm’s length transactions in the ordinary course of business and no such account payable or note payable is delinquent in its payment. Since the Balance Sheet Date, the Company has paid its accounts payable in the ordinary course of business and in a manner which is consistent with past practices. The Company does not have any accounts payable or loans payable to any Person which is affiliated with it or any of its directors, officers, members, managers, employees or equityholders.

3.7          Undisclosed Liabilities; Indebtedness.

(a)          Except as set forth on Schedule 3.7(a) of the Company Disclosure Schedule, the Company does not have any liabilities, debts, obligations, claims against it or commitments of any nature or type (whether known or unknown, absolute, accrued or unaccrued, contingent, asserted or unasserted or otherwise), except (i) those disclosed, set forth on or reserved against the Interim Financial Statements and (ii) those incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and that are not, individually or in the aggregate, material (in type or amount) to the business of the Company. Additionally, the Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on or for any Indebtedness or other payment obligation of any other Person.

(b)          Schedule 3.7(b) sets forth a true, correct and complete summary of all Indebtedness of the Company, including, with respect to each item of Indebtedness, the (i) amount of outstanding obligations thereunder, (ii) the creditors, obligors and payees, (iii) the entity that is the debtor, guarantor, securing party, credit support party or other obligor, (iv) the nature of such Indebtedness, (v) the periodicity and amounts of any periodic payments that are required to be made thereunder, and (vi) the maturity or due date. The Company has provided a true, correct and complete copies of all Contracts governing the terms of all such Indebtedness. The Company is not, and never have been, in breach or default of any of the terms governing any Indebtedness. The Company has satisfied all of its payment obligations with respect to such Indebtedness as such payment obligations have matured or become due.

3.8          Absence of Certain Changes. Since the Balance Sheet Date, (i) there have not been any events, occurrences, changes, developments or circumstances that (A) have had, or that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or (B) that would, or would reasonably be expected to, prevent or delay the performance of this Agreement or any other Transaction Document, by the Company and (ii) the business of the Company has been conducted in all material respects in the ordinary course of business consistent with past practice. Except as set forth on Schedule 3.8, since the Balance Sheet Date, there has not been any:

(a)          amendment or modification of the Company's Organizational Documents;

(b)          split, combination or reclassification of any Equity Interests of the Company;

(c)          issuance, grant, sale, delivery or agreement or commitment to issue, grant, sell or deliver, or other disposition of (or any authorization or commitment to do any of the foregoing) any of the Equity Interests of the Company, or grant of any options, warrants or other rights to purchase or acquire (including upon conversion, exchange or exercise) any of the Company's Equity Interests, or other agreements or commitments of any character obligating the Company to issue, grant, sell or deliver any Equity Interests in the Company;

(d)          declaration, set aside or payment of any dividends or distributions on or in respect of any of the Company's Equity Interests or redemption, purchase or acquisition of the Company's outstanding Equity Interests;

(e)          merger or consolidation with, or any acquisition of a material or substantial portion of the assets or Equity Interests of, any business or Person (including the Company);

(f)          change in any method of accounting or accounting practice of the Company, except as required by applicable Law;

(g)          any new, change in or revocation of any Tax election (including without limitation, an entity classification election pursuant to Treasury Regulations Section 301.7701-3); settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes; change in any annual Tax accounting period; adoption or change in any method of Tax accounting; filing of any amended Tax Return; entrance into any Tax allocation, sharing or indemnity agreement or any closing agreement relating to any Tax; surrender of any right to claim a material Tax refund; consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; or initiation of any voluntary disclosure, amnesty or similar program with respect to Taxes or entrance into any agreement with any Tax Authority in connection therewith;

(h)          incurrence, assumption, or guarantee of any Indebtedness, or the subjecting of the Company's material assets to a Lien (other than Permitted Liens), by the Company, except unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice;

(i)          sale, transfer, lease, sublease, license, or otherwise dispose of any of the assets or properties of the Company, except in the ordinary course of business consistent with past practice (provided that none of such actions, individually or in the aggregate, were, or would reasonably be expected to be, material to the business of the Company);

(j)            any (i) increase in the compensation or benefits of any of the directors, managers or officers, or increase in the aggregate compensation or benefits of any of the consultants, employees or other individual service providers of the Company, (ii) payment to any current or former director, manager, officer, consultant, employee or other individual service provider of the Company (collectively, “Personnel”) of any compensation or benefit not required under any Benefit Plan, other than the payment of cash compensation in the ordinary course of business consistent with past practice, (iii) resignation or termination of any director, manager, officer or Key Employee of the Company, (iv) adoption, establishment, entry into, amendment, modification or termination of any Benefit Plan (except as may be required by applicable Law) or any collective bargaining agreement or other agreement or Contract with any labor union, works council or other labor organization, (v) grant of any severance, change in control, retention, termination or similar compensation or benefits to any Personnel, except pursuant to a Benefit Plan previously in effect, (vi) entry into any trust, annuity or insurance Contract or any action to fund or otherwise secure the payment of any compensation or benefit for any Personnel or (vii) action to accelerate the time of vesting or payment of any compensation or benefit for any Personnel;

(k)           any entry into, amendment, modification or renewal of any Contract regarding employment, consulting, severance or similar arrangements with any of the Company's officers, directors or Key Employees;

(l)            cancellation or termination of any Insurance Policies or allowance of any coverage under any Insurance Policies to lapse;

(m)          termination, cancellation, renewal (other than automatic renewal), or agreement to any amendment in or waiver under any Material Contract or other Contract material to the business and operations of the Company;

(n)           settlement or compromise, or agreement to settle or compromise, any action, suit, claim, investigation or other legal proceedings pending or threatened against the Company, except for any such settlement or compromise which was not (and could not reasonably be expected to be) material to the business, operations or financial condition of the Company, both prior to and after the Closing;

(o)           incurrence or commitment to any capital expenditures other than in the ordinary course of business consistent with past practice;

(p)           made any loan or advance to or any other Investment in any Person;

(q)           purchase, sale, assignment, transfer, license, lease, sublease, abandonment or other disposition of any Intellectual Property or Technology, other than non-exclusive licenses granted to end user customers in the ordinary course of business on the Company’s unmodified standard form of distributor agreement;

(r)            entry into any transaction or arrangement with, or for the benefit of, any Affiliate of the Company or any of the directors, former directors, officers or equityholders of any Affiliate of the Company; or

(s)            any agreement or commitment by the Company to do any of the foregoing, or any action or omission by the Company that would result in any of the foregoing.

3.9            Material Contracts.

(a)            Schedule 3.9(a) sets forth a list of the following Contracts as of the date hereof to which the Company is a party to or by which it is bound or any of its assets are subject (collectively, the “Material Contracts”):

(i)              Contracts with each current officer, director, or current employee of the Company, who receives annual base compensation (excluding bonus and other benefits) in excess of $100,000;

(ii)             collective bargaining Contracts or Contracts with any labor organization, union, works council or association to which the Company is a party;

(iii)            Contracts with any current or former officer, director, employee, consultant or equityholder of the Company (other than Contracts covered by clause (i) above);

(iv)           Contracts with any employee or other service provider of the Company that provide for severance, termination or similar payments or change in control, retention, or similar payments contingent upon or triggered by the consummation of the Transaction;

(v)             Contracts relating to any merger or consolidation with, any acquisition of any assets outside the ordinary course of business of, or any Investment in, any business or Person (including the Company), in each case, (A) since inception, or (B) under which the Company has any outstanding obligations, rights, or liabilities;

(vi)           Contracts for or relating to the incurrence, guaranty or existence of Indebtedness (including guarantees), or the making of any material loans to another Person;

(vii)          Contracts which involve payment of more than $10,000 in the aggregate for any individual Contract for the year to date as of November 30, 2021, or that are expected to involve the payment of more than $10,000 in the aggregate for any individual Contract for any of the fiscal years 2021 and 2022, in each case, that are not terminable by the Company without penalty on sixty (60) days’ or less notice;

(viii)         each Contract for capital expenditures or the acquisition of fixed assets, in any case involving future payments by the Company in excess of $10,000, individually or in the aggregate;

(ix)            Contracts (A) containing covenants of the Company expressly prohibiting or limiting the right of the Company to compete in any line of business, including development, marketing, sale or distribution, or prohibiting or restricting its ability to conduct business in any line of business with any Person in any geographic area (including granting exclusive rights or rights of first refusal to license, market, sell or deliver any of the products or services offered by the Company), (B) that provides for “most favored customer” terms or similar terms (including such terms for pricing) or (C) with minimum purchase requirements;

(x)            any lease, sublease or similar Contract with any Person under which the Company (A) is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by the Company, in any such case in the foregoing clause (A) or in this clause (B) which has an aggregate future liability or receivable, as the case may be, in excess of $10,000;

(xi)            Contracts to which the Company is a party, or by which the Company is otherwise bound that: (A) (I) grant rights in Software that is accessed by (e.g., running on a hosted or third-party service, etc.), incorporated or integrated into, or bundled with any Company Offerings or under which a Person has granted or agreed to grant to the Company any license, covenant, release, immunity or other right with respect to Intellectual Property or Technology that are, or are purported to be, embodied in any Company Offerings, or are otherwise material to the Company; (II) grant rights in Software used by the Company to support development or compilation of any Company Offerings; or (III) relate to Software used in the IT Systems of the Company, but excluding (for listing purposes only) (x) Open Source Software licenses, and (y) non-exclusive licenses to third-party Software that are not incorporated into or used in the development, manufacturing, testing, distribution, maintenance, or support of, any Company Offering and that do not involve payments of amounts in excess of $10,000 and are not otherwise material to the Company's business; (B) grant a license or interest (including any covenant, release, immunity or other right) in any Intellectual Property or Technology owned or purported to be owned by the Company; or (C) relate to the acquisition, transfer, use, development, sharing or license or grant of any other right in any material Technology or Intellectual Property;

(xii)           Contracts for any partnership, joint venture, profit sharing, strategic cooperative relationship or similar arrangement;

(xiii)          Government Contracts;

(xiv)          Real Property Leases;

(xv)           Contracts with any Material Customer or Material Supplier;

(xvi)          Contracts between or among the Company, on the one hand, and the Sellers or any Affiliate of the Sellers, on the other hand;

(xvii)         Contracts granting any rights purchase or acquire Equity Interests in the Company; and;

(xviii)        Contracts not captured by the preceding clauses (i) through (xvii) the performance of which involves payment by or to the Company of consideration in excess of $10,000 over the term of such Contract and which cannot be canceled by notice of sixty (60) days or fewer.

(b)           As of the date hereof, the Company has delivered or made available to the Purchaser true, correct and complete copies of each Material Contract (including any amendments or modifications thereto). Except as set forth on Schedule 3.9(b), each Material Contract is in full force and effect and is a legal, valid, binding and enforceable obligation of the Company, and, to the Knowledge of the Company, of the other party or parties thereto. As of the date hereof, (i) the Company has performed in all material respects all obligations required to be performed by it to date under each of the Material Contracts, (ii) the Company is not in material breach of or default under (with or without the lapse of time or the giving of notice, or both) any Material Contract to which it is a party, and (iii) to the Knowledge of the Company, no other party to any of the Material Contracts is in material breach or default under any Material Contract. The Company has received no notice of any event or condition which (with or without the lapse of time or the giving or notice, or both) would (A) cause any material breach or default under any Material Contract, (B) give any Person the right to accelerate the maturity or performance of any grant, right or other obligation under any Material Contract, or (C) give any Person the right to cancel, terminate or modify any Material Contract. To the Knowledge of the Company, no counterparty to any Material Contract is planning to terminate, not renew or otherwise cease to perform such counterparty’s obligations under any Material Contract.

3.10          Title to Assets.

(a)            The Company has good and valid title to, or otherwise has the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all real and personal property and other assets (i) reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice and/or (ii) necessary to conduct the business and operations of the Company as currently conducted and as contemplated to be conducted. All such properties and assets are free and clear of any Liens, other than Permitted Liens.

(b)            The equipment, furniture, machinery, structures, fixtures and other tangible personal property of the Company (collectively, the “Tangible Company Properties”) are adequate for the uses to which they are being put, have no material defects, are in good operating condition, and have been reasonably maintained consistent with normal industry standards, except for (i) ordinary wear and tear and (ii) such Tangible Company Properties as shall have been taken out of service on a temporary basis for repairs or replacement in the ordinary course of business consistent with past practices.

3.11          Real Property.

(a)            The Company does not own, and has never owned, any real property.

(b)           Schedule 3.11(b) sets forth a list of all leases, subleases and occupancy agreements of real property (the “Real Property”) pursuant to which the Company is the lessee, sublessee, sublessor, or party to such agreement (individually, a “Real Property Lease”), including the street address of the applicable Real Property, the date of and legal name of each of the parties to such lease, sublease, license, sublicense or other Contract, and each amendment, modification or supplement thereto. Each such Real Property Lease is in full force and effect and is a legal, valid, binding and enforceable obligation of the Company, and, to the Knowledge of the Company, of the other party or parties thereto. With respect to each Real Property Lease and the Real Property related thereto, (i) there is no material breach or default under such Real Property Lease by the Company or, to the Knowledge of the Company, any other party thereto, (ii) no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a material breach or default under such Real Property Lease by the Company or, to the Knowledge of the Company, any other party thereto, (iii) all work required to be performed under such Real Property Lease by the landlord thereunder or by the Company, as applicable, has been performed, and to the extent that the Company is responsible for the payment of such work, has been fully paid for, whether directly to the contractor performing such work or to the landlord as reimbursement therefor, (iv) the Company has not assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered such Real Property Lease or the Real Property related thereto or any interest therein, (v) the Company has not received any written notice of any pending or threatened condemnation proceedings in connection with any parcel of Real Property and, to the Knowledge of the Company, no eminent domain or condemnation action is pending or threatened, (vi) the Company's current use of the Real Property does not violate in any material respect any restrictive covenant of record that affects any of the Real Property, (vii) the Company has not received any notice of a nonconforming use under or a violation of any building, zoning, subdivision and other land use or similar Laws, regulations and ordinances with respect to any Real Property and (viii) the Company has a good and valid leasehold interest in each parcel of real property that is subject to such Real Property Lease and is in possession of the properties purported to be leased or licensed under such Real Property Lease. The Company enjoys peaceful and undisturbed possession of, all Real Property, free and clear of all Liens, other than Permitted Liens.

(c)            The Company has delivered to the Purchaser accurate and complete copies of the Real Property Leases, in each case, as amended or otherwise modified and in effect, together with extension notices and other material correspondence, lease summaries, notices or memoranda of lease, estoppel certificates and subordination, non-disturbance and attornment agreements related thereto. Each Real Property Lease is unmodified and represents the entire agreement between the Company and the applicable landlord.

3.12          Intellectual Property.

(a)            Company Offerings. Schedule 3.12(a) accurately identifies and describes, as of the date hereof, each Company Offering.

(b)            Registered IP. Schedule 3.12(b) sets forth a list and description of all material unregistered Marks included in the Company Intellectual Property. No issuance or registration obtained and no application filed by the Company for any Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed, except where the Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application.

(c)            Ownership and Sufficiency of IP. The Company is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property and all Owned Technology, free and clear of all Liens (other than Permitted Liens). The Company has valid and continuing rights (pursuant to valid and enforceable Intellectual Property Licenses) to use, sell, license and otherwise exploit, as the case may be, all other Company Intellectual Property and Company Technology as the same is used, sold, licensed and otherwise exploited by the Company in its business as currently conducted and as currently proposed to be conducted, free and clear of all Liens (other than Permitted Liens). The Company Intellectual Property and Company Technology comprise all of the Intellectual Property and Technology used or held for use in connection with the operation of the business of the Company as currently conducted and as currently proposed to be conducted, and there is no other Intellectual Property or Technology that is material to or necessary for the operation of the business of the Company as currently conducted and as currently proposed to be conducted. The Company Intellectual Property owned by or exclusively licensed to the Company, including all Registered Company Intellectual Property, is valid (other than any pending application), subsisting and enforceable, and no Registered Company Intellectual Property has ever been found invalid, unpatentable or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, except for claims rejected or refused in connection with the prosecution of any Registered Company Intellectual Property.

(d)           Employee IP Agreements. Each Person who is or was involved in the creation or development of any portion of, or would otherwise have rights in or to, any Owned Intellectual Property or Owned Technology has executed a valid and enforceable written agreement with the Company that assigns to the Company all rights, title and interest in and to any and all such Intellectual Property and Technology and irrevocably waives such Person’s moral rights in such Intellectual Property and Technology (“Employee IP Agreement”), and all Intellectual Property in such Person’s contribution is owned exclusively by the Company. No current or former shareholder, officer, director, or employee of the Company (i) has any claim, right (whether or not currently exercisable), or ownership interest in any Company Intellectual Property or Company Technology or has excluded any Intellectual Property or Technology from his or her Employee IP Agreement, or (ii) has been named as an inventor on any patent owned by, or pending patent application by, the Company for any device, process, design or invention of any kind now used by the Company in the furtherance of its business, except for inventions that have been assigned to the Company. No employee of the Company is (A) bound by or otherwise subject to any contract restricting them from performing his or her duties; or (B) in breach of any contract with any former employer or other Person concerning Intellectual Property or confidentiality due to his or her activities as an employee of the Company.

(e)            Non-Infringement of Third-Party Intellectual Property. To the Company's Knowledge, except as set forth on Schedule 3.12(e), (i) none of the following infringes, misappropriates, or violates, will infringe, misappropriate or violate, or has in the past infringed, misappropriated or violated, any Intellectual Property or Technology of any Person: (A) the operation of the business of the Company, as is currently conducted and as currently proposed to be conducted, (B) any use, practice or other exploitation of any Company Intellectual Property or Company Technology, or (C) any Company Offerings, and (ii) no claim for any such infringement, misappropriation or other violation, and no claim challenging the ownership, use, validity or enforceability of any Company Intellectual Property or Company Technology, is pending in any court or has been threatened against the Company. With respect to any third-party Software used by the Company, the Company has, in accordance with each applicable third party’s Software licensing requirements, obtained the appropriate number of licenses to use such Software in the operation of the business as currently conducted and as currently proposed to be conducted. The Company has no obligation to compensate any Person for the use of any Intellectual Property or Technology and has not entered into any agreement to indemnify any other Person against any claim of infringement or misappropriation of any Intellectual Property or Technology. There are no settlements, covenants not to sue, consents, judgments, or other Orders or similar obligations that: (I) restrict the rights of the Company to use any Intellectual Property or Technology in any manner, (II) restrict the business of the Company in order to accommodate any third party’s Intellectual Property or Technology, or (III) permit third parties to use the Company Intellectual Property or Company Technology.

(f)             No Infringement of Company Intellectual Property. To the Company's Knowledge, except as set forth on Schedule 3.12(f), (i) no third party is infringing, misappropriating or otherwise violating any Owned Intellectual Property or the Company's rights therein or thereto, (ii) the Company has not received from or delivered to any Person written notice of a claim for any such actual, alleged, or suspected infringement, misappropriation or other violation, and (iii) the Company has not entered into any Contract to indemnify any Person against any claim of infringement, misappropriation, misuse, dilution or violation of any Intellectual Property or Technology of any other Person.

(g)            Protection of Trade Secrets. The Company has taken all reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned, used or held for use by the Company in its business (collectively, the “Company Trade Secrets”) and any confidential information owned by any Person to whom the Company has a confidentiality obligation. No Trade Secret included in the Company Intellectual Property and no Trade Secret of any other Person material to the business of the Company has been authorized to be disclosed or has been actually disclosed by the Company to any Person other than pursuant to a written confidentiality Contract restricting the disclosure and use thereof. Each employee, consultant and contractor of the Company and any other Person with access to any Company Trade Secrets has entered into a written non-disclosure Contract with the Company in a form made available to Purchaser prior to the date hereof, and, to the Knowledge of the Company, there has not been any breach by any party to such non-disclosure Contracts of any such non-disclosure Contracts.

(h)            Company Software. None of the Source Code for Software owned by or developed by or for the Company (“Company Software”) has been licensed or provided to, or used or accessed by, any Person other than employees, consultants and contractors of the Company that are subject to written confidentiality obligations with respect to such Source Code or related materials. The Company is not a party to any Source Code escrow Contract or any other Contract (or a party to any Contract obligating the Company to enter into a Source Code escrow Contract or other Contract) requiring the deposit of any Source Code or related materials for any Company Software. Company Software and Company Offerings perform in accordance with the applicable specifications therefor and are free from any defect, bug, virus, malicious code, or programming, design or documentation error that would have a material effect on the operation or use of the Company Software or Company Offerings. The Company is in material compliance with the terms and conditions of all licenses for the Open Source Software. Except as set forth in Schedule 3.12(h), the Company has not: (i) incorporated Open Source Software into, or combined or linked Open Source Software with, the Company Software or Company Offerings; (ii) distributed Open Source Software in conjunction with any Company Software or Company Offerings; or (iii)  used Open Source Software to develop, distribute or provide the Company Software or Company Offerings, in such a way that, with respect to the foregoing clause (i), (ii) or (iii): (A) creates, or purports to create any obligation for the Company with respect to any Company Intellectual Property (other than the underlying Open Source Software); (B) revokes, or purports to revoke, the license of any Intellectual Property embodied by the Open Source Software if the Company asserts any Intellectual Property owned by the Company against any Person; or (C) grants, or purports to grant, to any third party, any rights or immunities under any Owned Intellectual Property (including using any Open Source Software with respect to the foregoing clause (i), (ii) or (iii) that require, as a condition of use, modification and/or distribution of such Open Source Software that other Software incorporated into, derived from or distributed with such Open Source Software be (1) disclosed or distributed in source code form, (2) be licensed for the purpose of making derivative works, or (3) be redistributable at no charge).

(i)            Malicious Code. The Company Offerings do not contain any “virus”, “worm”, “time bomb”, “vulnerability”, “key-lock”, “back door”, “drop dead device”, “Trojan horse”, “spyware”, or “adware” (as such terms are commonly understood in the Software industry) or any other code designed or intended to have any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). The Company implements industry standard measures designed to prevent the introduction of Malicious Code into the Company Software and Company Offerings, including firewall protections and regular virus scans.

(j)             All Company Offerings: (i) comply in all material respects with all applicable Laws and industry standards; and (ii) materially conform to all applicable contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), representations and claims in packaging, labeling, advertising, and marketing materials, and applicable specifications, user manuals, training materials, and other published documentation. To the Knowledge of the Company, none of the Company Offerings contain any bug, defect, or error that materially adversely affects, or could reasonably be expected to materially adversely affect, the functionality, or performance of such Company Offerings.

(k)            Funding Sources. No government funding, facilities or personnel of any university, college, other educational institution or research center or funding from governmental or academic third parties were used in the development of Owned Intellectual Property or Owned Technology. No current or former employee, consultant or contractor of the Company that contributed to the creation or development of any Owned Intellectual Property or Owned Technology has performed any services for any government or any university, college, other educational institution or research center during a period of time during which such employee, consultant or contractor was also performing services for the Company in a manner that may give rise to any Intellectual Property ownership claims by such government, university, college, or other educational institution or research center with respect to any of the Owned Intellectual Property or Owned Technology.

(l)             Effect of Transaction. The consummation of the Transaction will not conflict with or result in the loss, forfeiture or impairment of any right of the Company to own, use, practice or otherwise exploit any Company Intellectual Property or Company Technology. Neither this Agreement nor any Transaction will result in the grant by the Company to any Person of any ownership interest or other right with respect to any Company Intellectual Property or Company Technology or any Intellectual Property or Technology owned or licensed by the Company or any of its Affiliates pursuant to any Contract to which the Company is a party or by which any assets or properties of the Company is bound.

(m)           IT Systems. The computer systems, Software, servers, network equipment and other computer hardware and information technology equipment owned, leased or licensed by the Company (collectively, the “IT Systems”) (i) are adequate and sufficient for the operations of the Company and (ii) do not contain any Malicious Code. The Company (A) has taken reasonable measures to preserve and maintain the performance, security and integrity of the IT Systems (and all software, information or data stored thereon), and (B) maintains reasonable documentation regarding all IT Systems, their methods of operation and their support and maintenance. Since inception there has been no failure with respect to any IT Systems that has had a material effect on the operations of the Company and, to the Knowledge of the Company, there has been no unauthorized access to or use of any IT Systems. The Company has implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, in each case, consistent with applicable Law and customary information security and privacy practices.

3.13          Data Privacy and Security.

(a)            The Company has complied and is in compliance in all material respects with all applicable Privacy Laws, privacy rights of third parties, contractual obligations and Privacy Policies pertaining to privacy and Personal Information, and the Processing thereof (collectively, “Privacy Commitments”).  The Company has not received any written notice that is or has been in breach of any Privacy Commitment to limit its use of, secure or otherwise safeguard Personal Information and no such breach has occurred within the applicable statute of limitations for a claim arising out of such a breach.

(b)            Privacy Policies. True and correct copies of all Privacy Policies and all customer or other third-party privacy policies with which the Company is obligated to comply have been made available to Purchaser. The Company has made disclosures to and obtained consents from third Persons required by applicable Privacy Laws, and none of such disclosures made or contained in any Privacy Policy or in any such materials has been inaccurate, misleading, or deceptive or in violation in any material respect of any applicable Privacy Laws. No action is pending and, to the Knowledge of the Company, no Person has threatened to commence any action concerning any claim that the Company has violated any Privacy Law in connection with, or relating to, any Personal Information or the Processing of Personal information by the Company.

(c)            The Company does not sell, rent or otherwise make available to any Person any Personal Information, except in a manner that complies in all material respects with the applicable Privacy Laws and Privacy Policies. The execution, delivery and performance of this Agreement and the Transaction comply, and will comply, in all material respects, with all Privacy Laws and the Privacy Policies of the Company. Following the Closing Date, the Company will continue to be permitted to collect, store, use and disclose Personal Information held by the Company on terms identical to those in effect as of the date of this Agreement and to the same extent the Company would have been able to had the Transaction not occurred.

(d)           To the extent that the Company Processes any financial account numbers (such as credit cards, bank accounts, PayPal accounts, debit cards), passwords, CCV data, or other related data, the Company has implemented information security procedures, processes and systems that have at all times met, in all material respects, all applicable Laws related to the Processing of cardholder data, including those established by applicable Governmental Authorities, and the Payment Card Industry Standards Council (including the Payment Card Industry Data Security Standard).

(e)            Protection and Processing of Company Data. The Company has established and maintains appropriate technical, physical, administrative and organizational policies, measures and security systems and technologies consistent with industry standards and in compliance with data security requirements under applicable Privacy Laws that ensure that Company Data is protected against unauthorized access, use, modification, disclosure, misuse, or accidental or unlawful Processing. The Company has not received any written complaint, proceeding, investigation (formal or informal) or claim against, the Company, by any private party, data protection authority, the Federal Trade Commission, or any other Governmental Authority, foreign or domestic, with respect to the collection, use, retention, disclosure, transfer, storage, security, disposal, or other Processing of Company Data. No breach, security incident or violation of any data security policy in relation to Company Data has occurred, there has been no unauthorized or illegal Processing of any Company Data, and no event or circumstance has occurred or arisen in which Privacy Laws would require the Company to notify a Governmental Authority of a data security breach, security incident or violation of any data security policy. The Company does not transfer Personal Information out of the European Economic Area.

3.14          Legal Proceedings; Orders. (a) There are, and since inception have been, no Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing, against, or otherwise affecting, the Company or the Company’s properties or assets, and (b) there are no outstanding Orders against the Company, in each case of clauses (a) and (b) which (i) would, individually or in the aggregate, result in (A) Losses to the Company in excess of $10,000 or (B) injunctive relief, specific performance or other non-monetary obligation against the Company or (ii) challenges or seeks to prevent, enjoin or otherwise delay or adversely affect the Transaction. None of the assets of the Company is subject to any Order that (I) does, or could reasonably be likely to, materially impair the Company's ability to operate its business in the ordinary course consistent with past practice following the Closing or (II) would affect the legality, validity or enforceability of this Agreement or any other Transaction Document to which the Company is a party or the consummation of the Transaction. The Company does not have any claims or other Legal Proceedings or Orders against any of the Sellers or their respective Affiliates. Neither the Company nor any manager, director, officer, Key Employee or member or other equityholder of the Company, in his or her or its capacity as such, is, to the Knowledge of the Company, a party to or in default with respect to any Order of any court, commission, board or other Governmental Authority.

3.15          Compliance with Laws; Permits.

(a)            (i) The Company is, and since inception, has been, in compliance with all Laws or Orders applicable to its business, properties, assets and/or operations; (ii) the Company has not received any written (or to the Knowledge of the Company, oral) notice of, or been charged by, a Governmental Authority asserting or alleging any violation of any applicable Law or Order; (iii) the Company is not, nor has it ever been, the subject of any pending or, to the Knowledge of the Company, threatened investigation or action of, or by, any Governmental Authority with respect to any actual or alleged violation of or non-compliance with any Law or Order; (iv) no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) (A) would constitute or result in a violation by the Company of, or a failure on the part of the Company to comply in any material respect with, any Law or Order or (B) would give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature and (v) since inception, the Company has not entered into or been subject to any Order with respect to any aspect of the business, affairs, properties or assets of the Company or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim from any Governmental Authority or other regulatory agency with respect to any aspect of the business, affairs, properties or assets of the Company.

(b)            None of the shareholders, partners, members, managers, officers or directors of the Company since inception, has been (i) subject to voluntary or involuntary petition under the federal bankruptcy Laws or any state insolvency Law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) subject to any Order (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from, or otherwise imposing limits or conditions on his or her, engaging in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state commodities, securities or unfair trade practices law, which such judgment, finding or other Order has not been subsequently reversed, suspended, or vacated.

(c)            Schedule 3.15(c)(i) sets forth each Permit (and applications therefor) obtained by the Company which is required (or otherwise necessary) for the conduct and operation of the business of the Company as presently conducted in the ordinary course of business consistent with past practice and as currently contemplated to be conducted together with the name of the Governmental Authority issuing such Permit. Except as set forth on Schedule 3.15(c)(ii), the Company has obtained all Permits that are required for the operation of its business as presently conducted in the ordinary course of business consistent with past practice and as currently contemplated to be conducted. No suspension, cancellation or termination of any Permits required by any Governmental Authority to permit the business to be conducted as presently conducted in the ordinary course of business consistent with past practice and as currently contemplated to be conducted is threatened or imminent that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Each Permit held by the Company that is required (or otherwise necessary) for the conduct of the operation of the business is valid, binding and in full force and effect. All such Permits are valid and in full force and effect, and the Company is not in material default or violation (and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition or provision of any material Permit to which it is a party.

(d)            Since inception, neither the Company nor any of its Representatives has offered or given, and to the Knowledge of the Company, no Person has offered or given on their behalf with respect to the business or operations of the Company, anything of value to: (i) any official, member, employer or customer of a Governmental Authority, any political party or official thereof, or any candidate for political office; (ii) any customer or member of any government; or (iii) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer, member of such government or candidate for political office, in each case, with the intent of obtaining any improper advantage, affecting or influencing any act or decision of any such Person, assisting the Company in obtaining or retaining business for, or with, or directing business to, any Person, or constituting a bribe, kickback or illegal or improper payment to assist the Company in obtaining or retaining business, or taken any other action in violation of, where applicable, the anti-bribery provisions of the FCPA, the U.K. Bribery Act 2010 or other Laws by other countries implementing the Organisation for Economic Co-operation and Development Convention on Combating Bribery of Foreign Officials or other applicable anti-corruption, anti-bribery, recordkeeping and internal controls Laws. The Company has not been subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws. The Company has not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law. The Company has not received any notice, request or citation for any actual or potential noncompliance with any Anti-Corruption Law. The Company has not implemented policies, procedures and controls reasonably designed to ensure compliance with applicable Anti-Corruption Laws.

(e)            Since inception, the Company has not been the subject of or otherwise involved in investigations, litigation, voluntary or directed disclosures to, or enforcement actions by any Governmental Authority or other legal proceedings with respect to any actual or alleged violations of Sanctions, or Export Controls, or has been given written notice that it is the subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense under Sanctions or Export Controls in relation to the business of the Company, and no such investigation, inquiry or actions have been threatened in writing or are pending. Neither the Company nor, any director, officer, or, to the Knowledge of the Company, senior Personnel of the Company is a Sanctioned Person. Since inception, the Company and each of its directors (or equivalent), officers (or equivalent), and senior Personnel has acted at all times in compliance with, and is currently in compliance with, all applicable Sanctions and Export Controls in all material respects. Since inception, the Company has secured and maintained all necessary Permits, registrations, agreements or other authorizations, including amendments thereof pursuant to Export Controls or Sanctions and maintained in place and implemented controls and systems that are reasonably intended to ensure compliance with applicable Sanctions and Export Controls. Neither the Company nor any director, officer, or senior Personnel of the Company is a Sanctioned Person or is subject to debarment or any list-based designations under the Export Controls.

3.16          Environmental Matters.

(a)            Except as set forth in the Environmental Reports:

(i)              There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company relating to the compliance of the Company with, or the liability of the Company under, any Environmental Laws or relating to any real property currently or formerly leased by the Company, which, if adversely determined, would reasonably be expected to have an adverse effect on the Company in any material respect.

(ii)             The Company is and has always been in compliance in all material respects with all Environmental Laws applicable to its business or operations.

(iii)            The Company has obtained, maintained and possesses all Permits that are required (or otherwise necessary) under Environmental Laws for the operation of its business as presently conducted in the ordinary course of business consistent with past practice and as currently contemplated to be conducted (collectively, the “Environmental Permits”), and the Company is not in default or violation of any term, condition or provision of any Environmental Permit. True, correct and complete copies of all Environmental Permits that are in the possession or control of the Company, or any of its consultants or Representatives, have been provided (or otherwise made available) to Purchaser. Such Environmental Permits constitute all of the Environmental Permits required to be possessed by the Company under Environmental Laws to conduct the business and operations of the Company as currently being conducted in the ordinary course of business consistent with past practice and as currently contemplated to be conducted.

(iv)            No Company has released, generated, manufactured, transported, treated, stored or disposed of any Hazardous Substances except in a manner that has not resulted, nor would reasonably be expected to result, in any material violation of any Environmental Law or that will otherwise require reporting, investigation, cleanup or remediation of any kind under any applicable Environmental Law.

(v)            The Company has not received any notice of a Legal Proceeding or Order alleging that the Company is in material violation of or has any material liability, whether directly or indirectly, for cleanup or remediation of Hazardous Substances under any Environmental Law, nor is the Company aware of the basis for such a notice.

(vi)            The Company has not (A) entered into or agreed to any Order requiring compliance by the Company with any Environmental Law or the investigation or cleanup of Hazardous Substances, or (B) assumed any liability of any Person for cleanup, compliance or required, capital expenditures or any other action in connection with any Legal Proceeding under or relating to any Environmental Law.

(b)            The Company does not possess any material environmental assessments, reports, or audits that relate to the Company's compliance with Environmental Laws or the environmental condition of the Real Property (collectively, the “Environmental Reports”).

3.17          Personnel Matters.

(a)            The Company is not a party to any labor, works council or collective bargaining agreement or Contract with any labor union, works council or other labor organization in respect of wages, hours, working conditions or the representation of employees. To the Knowledge of the Company, no labor organization, union, works council or group of employees has made a demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with a labor relations tribunal in any applicable jurisdiction with respect to any employees of the Company. There is no organizing activity involving the Company pending or, to the Knowledge of the Company, threatened by any labor organization, union, works council or group of employees purporting to represent any employees of the Company.

(b)            (i) There are currently no, and there have never been any, strikes, work stoppages, work slowdowns, lockouts, picketing or other similar material labor activities or disputes pending or, to the Knowledge of the Company, threatened against the Company, and (ii) there are no unfair labor practice charges, suits, claims, investigations, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or service provider or group of employees or service providers of the Company against the Company before a Governmental Authority. The Company is not materially delinquent in payments to any of its Personnel for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for the Company as of the date hereof or amounts required to be reimbursed to such Personnel.

(c)            The Company is in compliance with all Laws relating to labor and employment in all material respects, including all such Laws relating to eligibility to legally be employed, wages and hours, benefits, fair employment practices (including discrimination, harassment, and retaliation), civil rights, veterans’ rights, immigration, collective bargaining, plant closing and mass layoffs, safety and health, workers’ compensation, disability rights or benefits, leaves of absence, equal pay, proper classification of employees as exempt and non-exempt, as employees and partners and as employees and independent contractors. The Company has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from their respective employees and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. There has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act of 1988 or applicable state Laws) with respect to the Company within the one (1) year prior to the Closing.

(d)           The Company is in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986 (the “IRCA”) or equivalent applicable Law. The Company has not relied upon subcontractors in violation of the IRCA and no unauthorized workers have performed services on behalf of the Company, whether as employees or employees of subcontractors.

(e)            The Company has provided or made available to the Purchaser a true, correct and complete list of the current employees of the Company that includes, with respect to each such employee and service provider (to the extent permitted by applicable Law): (i) the employee’s name, position held, the base salary, hourly wage or other compensation rate, as applicable, including each employee’s designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act; (ii) the date of hire; (iii) whether the employee is in active employment or on an approved leave of absence (including type of leave, expected return date for non-disability related leaves and expiration dates for disability leaves); (iv) visa status; and (v) accrued sick days for current calendar year.

(f)            The Company has provided or made available to the Purchaser a true, correct and complete list (to the extent permitted by applicable law) of (i) all current individual independent contractors, consultants and other service providers of the Company; (ii) the location at which such independent contractors, consultants and service providers are providing services; (iii) the rate of all regular, bonus or any other compensation payable to such independent contractors, consultants and advisors; and (iv) the start and termination date of any agreement binding any Person that currently has a consulting or advisory relationship with the Company or any of its subsidiaries. Except as set forth in Schedule 3.17(f), all individual independent contractors, consultants and service providers to the Company can be terminated immediately and without notice or liability on the part of the Company.

(g)            As of immediately prior to the Closing, each of the Key Employees is employed by the Company.

3.18          Employee Benefit Plans.

(a)            Schedule 3.18(a) sets forth a complete list of all of the employment (including offer letters), pension, retirement, compensation, profit-sharing, deferred compensation, equity or equity-based compensation, employee equity ownership, health and welfare, cafeteria, medical, disability, retiree life or medical or other welfare, severance pay, retention, change in control, termination, vacation, paid time off, sick leave, bonus, fringe benefit, incentive, or other material plan, program, policy, agreement or arrangement, whether or not reduced to writing, including all “employee benefit plans” as that term is defined in Section 3(3) of ERISA (whether or not subject to ERISA) providing compensation or benefits to any current or former director, manager, officer, consultant, employee or other individual service provider (or to any dependent or beneficiary thereof) of the Company or its ERISA Affiliates, which are maintained, sponsored or contributed to (or required to be contributed to) by the Company or with respect to which the Company has any obligation or liability (whether actual or contingent) other than any plan or program required to be maintained by a Governmental Authority (collectively, the “Benefit Plans”).

(b)            For each Benefit Plan, the Company has provided or made available to the Purchaser complete copies of each such plan, including the following to the extent applicable: (i) all plan documents (or, in the case of an unwritten Benefit Plan, a written description thereof), trust agreements, insurance contracts and other funding vehicles and all amendments thereto; (ii) all summary plan descriptions (and any summaries of material modifications with respect thereto); (iii) the three most recent annual reports on Form 5500 (with schedules and attachments); (iv) the most recent IRS opinion or determination letter and any pending request for such letter; (v) the most recent nondiscrimination testing results performed under the Code (including 401(k) and 401(m) tests); (vi) all non-routine filings made with a Governmental Authority and (vii) all material and non-routine correspondence with any Governmental Authority in respect of any Benefit Plan.

(c)            Each Benefit Plan and related trust has been established, maintained, operated and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws. Full payment has been made, or otherwise properly accrued on the books and records of the Company, of all amounts that the Company is required, under the terms of the Benefit Plans, GAAP or applicable Law, to have paid as contributions to such Benefit Plans on or prior to the date hereof (excluding any amounts not yet due).

(d)            Each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely on an opinion or advisory letter obtained by a pre-approved plan sponsor stating that it (or the pre-approved plan on which it is established) is so qualified, and no event has occurred (whether by action or failure to act) since the date of such determination or opinion or advisory letter that could reasonably be expected to result in the revocation of such letter. Each trust established in connection with any Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt.

(e)            No Benefit Plan is, and neither the Company nor any of its ERISA Affiliates maintains, contributes to, or has any obligation to contribute to, or has, within the past six (6) years, maintained, contributed to, had any obligation to contribute to or otherwise had any liability with respect to any multiemployer plan, within the meaning of Section 3(37) of ERISA, “multiple employer plan” within the meaning of Section 413(c) of the Code or “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. No Benefit Plan is subject to Title IV of ERISA or the minimum funding standards of Section 412 of the Code or Section 302 of ERISA; and, the Company has no liability under Title IV of ERISA, contingent or otherwise.

(f)             Except as set forth on Schedule 3.18(f), the execution of this Agreement or the consummation of the Transaction will not, by itself or in combination with any other event, result in the acceleration or creation of any rights to any Personnel to payments or benefits under any Benefit Plan or increases in funding of any payments or benefits under any Benefit Plan or any loan forgiveness. Neither the execution of this Agreement nor the consummation of the Transaction will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code or require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

(g)            No event has occurred and no condition exists with respect to any Benefit Plan that could reasonably be expected to subject the Company or any ERISA Affiliate to any Tax, fine, Lien, penalty or other liability imposed by ERISA (including Title IV of ERISA), the Code or other applicable Laws. No material nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code or Section 502 of ERISA) has occurred with respect to any Benefit Plan that could reasonably be expected to result in material liability to the Company. With respect to any Benefit Plan, to the Knowledge of the Company, no event has occurred or is reasonably expected to occur that has resulted in or would reasonably be expected to subject the Company to a Tax under Section 4971 of the Code or the assets of the Company to a Lien under Section 430(k) of the Code.

(h)            There are (i) no pending or threatened material actions, claims, investigations, audits or Legal Proceedings by any Governmental Authority involving any Benefit Plan, and (ii) no pending or threatened material claims (other than routine claims for benefits) or Legal Proceedings against any Benefit Plan, and no facts or circumstances exist that are reasonably likely to give rise to any such claims or Legal Proceedings.

(i)             No Benefit Plan provides, and the Company has not incurred any current or projected liability in respect of, health, life or other welfare benefits subsequent to termination of employment or retirement to any current, former or retired employees or their beneficiaries except to the extent required under Section 4980B of the Code or similar applicable Law.

(j)             Each Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder. There is no agreement, plan or other arrangement to which the Company is a party or by which the Company is otherwise bound to compensate any Person in respect of Taxes pursuant to Sections 4999 or 409A of the Code.

(k)            The Company provides no compensation or benefits to any Personnel that are subject to the laws of any jurisdiction outside of the United States (any such compensation or benefits, an “International Plan”). Without limiting the foregoing provisions of this Section 3.18, with respect to each International Plan, (i) such International Plan has been maintained in all material respects in accordance with all applicable requirements and all applicable Laws, (ii) all material payments and all contributions required to have been collected in respect of such International Plan have been paid when due, (iii) no material Taxes, penalties or fees are owing or assessable under or against such International Plan and (iv) no material liability exists or reasonably could be imposed upon the Company by reason of such International Plan.

(l)            Since January 1, 2020, the Company has not (A) reduced the compensation or benefits of any of its service providers or otherwise reduced the working schedule of any of its service providers, in each case for any reason relating to COVID-19, or (B) conducted any terminations, furloughs or other employee-related cost-cutting actions since January 1, 2020 related to COVID-19, including but not limited to, reducing compensation, benefits or working schedules.

3.19          Tax Matters.

(a)            The Company has duly and timely filed or caused to be timely filed with the appropriate Tax Authority all Tax Returns required to be filed by, or with respect to, it. All such Tax Returns are true, complete and accurate in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Tax Authority in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to taxation by that jurisdiction with respect to Taxes that are the subject of such Tax Return. All Taxes due and owing by the Company (whether or not shown on any Tax Returns) have been timely paid and the Company has withheld or collected, and paid over to the applicable Governmental Authority as required by applicable Law, all Taxes required to have been withheld or collected and paid in connection with amounts paid or owing by or to any employee, independent contractor, creditor, equityholders of the Company or other Person.

(b)            The unpaid Taxes of the Company did not, as of the Interim Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto). Since the Interim Balance Sheet Date, the Company has not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c)            No written agreement or other document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes with respect to the Company has been entered into. The Company has not granted to any Person any power of attorney with respect to any Tax matter relating to the Company.

(d)            No deficiencies for Taxes with respect to the Company have been claimed, proposed or assessed by any Tax Authority. There are no ongoing, pending or threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company. No adjustment that would increase the Tax liability, or reduce any Tax asset, of the Company has been made, proposed or threatened by a Governmental Authority during any audit of any taxable period which would reasonably be expected to be made, proposed or threatened in an audit of any subsequent taxable period. The Company (i) has not received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or foreign Law), in either case that would be binding upon the Company after the Closing Date, (ii) is not or has never been a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes or (iii) has no any liability for the Taxes of any other Person (whether under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, or pursuant to any Tax sharing, allocation or indemnity agreement or any other contractual agreements, or otherwise). The Company is not or has never been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract.

(e)            There are no Liens for Taxes upon any property or asset of the Company (other than Permitted Liens).

(f)             The Company has never been a party to any transaction that could give rise to (i) a reporting obligation under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation under Section 6112 of the Code or the regulations thereunder, (iii) a disclosure obligation of a “reportable transaction” under Section 6011 of the Code and the regulations thereunder, or (iv) any similar obligation under any predecessor or successor law or comparable provision of state, local or foreign Law.

(g)            The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of (i) any installment sale or other transaction made prior to the Closing, (ii) the use of an incorrect method of accounting prior to the Closing or, any accounting method change or agreement with any Tax Authority filed or made prior to the Closing, (iii) any prepaid amount received or deferred revenue accrued prior to the Closing, (iv) any closing agreement or other agreement with a Tax Authority entered into prior to the Closing, (v) any election under Section 108(i) of the Code, or (vi) an election under Section 965 of the Code.

(h)            All books and records relating to Taxes of the Company (including related work papers) have been adequately maintained for all periods for which the statute of limitations remains open.

(i)             The Company has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise has become subject to Tax jurisdiction in a country other than the country of its formation.

(j)             The Company is, and has been at all times, an accrual method taxpayer.

(k)            The provisions of Section 197(f)(9) of the Code do not apply to any intangible asset owned by the Company.

(l)             The Company has not distributed stock of another Person, or has had its stock or equity interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 (or so much of Section 356 as it relates to Section 355) or 361 of the Code.

(m)           The Company is an “S corporation” within the meaning of Section 1361(a) of the Code (an any analogous or similar provision of state or local Tax Law where such treatment is available) and at all times since formation, the Company has had in effect a valid election under Section 1362 of the Code (and any analogous or similar provision of state or local Tax Law where such election is available) to be classified as an S corporation. The Company has no potential liability for any Tax under Section 1374 of the Code (or any analogous or similar provision of state or local Tax Law).

(n)           The Company has never taken any action or failed to take any action or knows of any fact, agreement, plan or other circumstance that would jeopardize the qualification of the exchange of the Company Shares for the Consideration Shares pursuant to this Agreement, as a “reorganization” within the meaning of Section 368(a) of the Code.

3.20          Suppliers; Customers.

(a)            Suppliers.

(i)              Schedule 3.20(a) sets forth (A) the twenty (20) largest suppliers, vendors, subcontractors and service providers, by aggregate dollar value of expenditures made by the Company on the goods and services provided by such suppliers, vendors, subcontractors and service providers (“Material Suppliers”) for (I) the most recently completed fiscal year of the Company, and (II) the eleven (11) month period ended November 30, 2021, (B) a description of whether the goods and services provided by such Material Suppliers relate to the Biorepository Business or another line of business of the Company and (C) the date on which the term of each Material Supplier Contract expires. The Company has made available to the Purchaser a true, correct and complete copy of each Contract with a Material Supplier (“Material Supplier Contract”).

(ii)             Except as set forth in Schedule 3.20(a), (A) the Company has not received any notice or has any reason to believe that any of its any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company and (B) the Company's invoicing, collection, billing and transactions practices are in accordance with the terms of the applicable Material Supplier Contract and are accurately presented in all material respects in the Financial Statements.

(b)           Customers.

(i)              Schedule 3.20(b) sets forth (A) a list of all customers of the Company (“Material Customers”) for (I) the most recently completed fiscal year and (II) the eleven (11) month period ended November 30, 2021 (B) a description of whether the goods and services provided by such Material Customers relate to the Biorepository Business or another line of business of the Company and (C) the date on which the term of each Material Customer Contract expires. The Company has made available to the Purchaser a true, correct and complete copy of each Contract with a Material Customer (“Material Customer Contracts”).

(ii)             Except as set forth in Schedule 3.20(b), the Company's invoicing, collection, billing and transaction practices are in accordance with the terms of the applicable Material Customer Contract and are accurately presented in all material respects in the Financial Statements.

3.21          Insurance. Schedule 3.21 sets forth a list of all current insurance policies or binders maintained by the Company and relating to the assets, business, equipment, properties, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”), all of which are in full force and effect. The coverage pursuant to the Insurance Policies is sufficient for compliance with Law and for compliance with any obligation under any Contract to which the Company is a party. The Company is not in default under any such policy or binder the effect of which would reasonably be expected to jeopardize coverage (whether generally or with respect to a specific claim) thereunder and has received no notice of cancellation of any such policy or binder. Such Insurance Policies are in full force and effect on the date of this Agreement and all premiums due on such Insurance Policies have been paid. There are no material claims by the Company pending under any of such Insurance Policies as to which coverage has been denied by the underwriters of such policies. The Company has not received notice of (a) a termination or material reduction of coverage with respect to any of such Insurance Policies, (b) a refusal of any coverage or rejection of any claim under any of such Insurance Policies, (c) a change in coverage of any of such Insurance Policies, (d) a premium audit with respect to any of such Insurance Policies, or (e) an adjustment in the amount of the premiums payable with respect to any of such Insurance Policies. The Company has made available to the Purchaser true, complete and accurate copies of all such Insurance Policies. There are currently no claims pending against the Company under any Insurance Policies covering the property, business or employees of the Company. The Company does not maintain any self-insurance or co-insurance programs.

3.22            Transaction with Related Parties. No officer, director, member, equityholder or Affiliate of the Company, or, to the Knowledge of the Company, any entity in which any such Person owns any beneficial interest, is currently a party to any transaction or Contract with the Company, other than (a) payment of compensation for employment or reimbursement of expenses to employees consistent with past practice (provided, that all Contracts related to this clause (a) have been made available by the Company to the Purchaser), and (b) Contracts which will be terminated at or prior to the Closing without any further obligation to the Company. Furthermore, no officer, director, employee, equityholder or Affiliate of the Company or, to the Knowledge of the Company, any entity in which any such Person or individual owns any beneficial interest, (i) has any direct or indirect legal interest in any asset or property used by the Company, (ii) sold, transferred, licensed (or sublicensed) or leased (or subleased), directly or indirectly, any property or services to the Company, (iii) purchased, acquired, licensed (or sublicensed) or leased (or subleased), directly or indirectly, any property or services from the Company, (iv) loaned or advanced, directly or indirectly, any money to the Company, (v) received a loan or advance from the Company or (vi) possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person which is a client, supplier, customer, lessor, lessee or competitor of the Company.

3.23            Bank Accounts. Schedule 3.23 lists all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) of the Company.

3.24            Brokers. Neither the Company nor any of the Sellers is obligated to pay (nor is party to any Contract relating to) any fee or other compensation to any Person for having acted, directly or indirectly, as a broker, finder, agent, investment banker or financial advisor for the Sellers or the Company in connection with the Transaction.

3.25      Full Disclosure3.26      . No representation or warranty of the Company contained in this Agreement, as qualified by the Company Disclosure Schedule, and no certificate furnished or to be furnished to the Purchasers at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

Article IV

REPRESENTATIONS AND WARRANTIES OF SELLERs

Except as set forth on the Company Disclosure Schedule, each Seller, solely on behalf of himself, herself or itself and no other Seller, hereby represents and warrants to the Purchaser as follows:

4.1            Organization. [Reserved.]

4.2            Authorization. Such Seller has the requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which he, she or they is a party, to perform his, her, or their obligations hereunder and thereunder and to consummate the Transaction. The execution, delivery and performance of the Transaction Documents to which such Seller is a party and the consummation of the Transaction have been duly authorized by the requisite action on the part of such Seller. Each of the Transaction Documents to which such Seller is a party has been duly and validly executed and delivered by such Seller and (assuming the due authorization, execution and delivery by the other parties thereto) each such Transaction Document, when so executed and delivered, will constitute the legal, valid and binding obligations of such Seller, enforceable against him, her or them in accordance with its terms.

4.3            Restricted Securities. Each Seller understands that the Consideration Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller's representations as expressed herein. The Seller understands that the Consideration Shares are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, each Seller must hold the Consideration Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Seller acknowledges that the Purchaser has no obligation to register or qualify the Consideration Shares for resale. Each Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Consideration Shares, and on requirements relating to the Purchaser which are outside of the Seller's control, and which the Purchaser is under no obligation and may not be able to satisfy.

4.4            No Conflicts; Consents.

(a)            Assuming the making of the filings and the receipt of the consents or waiting period terminations or expirations identified on Schedule 3.3(b), none of the execution, delivery and performance by such Seller of this Agreement or the other Transaction Documents to which he, she or they is a party, or the consummation of the Transaction by such Seller, requires the consent, notice or other action by any Person under, conflicts with, violates or constitutes a default (with or without notice or lapse of time, or both) under, or gives rise to a right of termination, modification, acceleration or cancellation under any provision of (i) the certificate of formation, the certificate of incorporation, the articles of association, the bylaws, the limited liability company agreement, the partnership agreement or other comparable organizational documents, of such Seller, as applicable; (ii) any Law applicable to such Seller; or (iii) any Contract or Permit to which such Seller is a party or by which any of its properties or assets are bound.

(b)            No consent, waiver, Order, approval or authorization of, or registration, declaration or filings with, or notice to, any Governmental Authority is required on the part of such Seller in connection with the execution and delivery by such Seller of this Agreement or the other Transaction Documents to which he, she or they is a party or the consummation of the Transaction by such Seller, except for any approval of a Governmental Authority identified on Schedule 3.3(b).

4.5            Title to Company Equity Interests. As of the date hereof, such Seller owns all of the issued and outstanding Equity Interests of the Company set forth under the heading “Total Number of Common Shares Owned Prior to Closing” as set forth on Schedule A attached hereto opposite the name of such Seller. Such Equity Interests of the Company have been validly issued to such Seller by the Company. Such Equity Interests of the Company are as of the date hereof owned of record and beneficially by such Seller, free and clear of any Liens. Upon consummation of the Transaction, the Purchaser will acquire good and valid title to all of the Company Shares, free and clear of any Liens.

4.6      Legal Proceedings; Orders(a)      . (a) There are no Legal Proceedings pending or, to the Knowledge of such Seller, threatened, against such Seller, and (b) there are no outstanding Orders against such Seller, in each of the foregoing cases which would have, individually or in the aggregate, a material adverse effect on the ability of such Seller to consummate, or would otherwise prevent or delay such Seller from consummating, the Transaction. None of the assets of such Seller is subject to any Order that would affect the legality, validity or enforceability of this Agreement or any other Transaction Document to which such Seller is party or the consummation of the Transaction.

4.7            Investment Purpose. Each Seller is being issued the Consideration Shares solely for its own account and for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Each Seller (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchaser and is capable of bearing the economic risks of such investment.

4.8            Accredited Investor. Such Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and the rules and regulations promulgated thereunder. Such Seller represents he, she or they is not relying on any other party (including the Company) or any other representations or warranties of any party in making its decision to enter into this Agreement or any other Transaction Document and to consummate the Transaction. Such Seller hereby acknowledges that any future sale of the Company’s Equity Interests could be at a premium or a discount relative to the portion of the Consideration Shares being paid to such Seller for its Company Shares.

4.9            Brokers. Such Seller is not obligated to pay (nor is party to any Contract relating to) any fee or other compensation to any Person for having acted, directly or indirectly, as a broker, finder, agent, investment banker or financial advisor for any of the Sellers or the Company in connection with the Transaction.

Article V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except (i) as disclosed in the Purchaser's SEC Documents and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions "Risk Factors," "Forward-Looking Statements," "Quantitative and Qualitative Disclosures About Market Risk," and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (ii) as set forth on the Purchaser Disclosure Schedule, the Purchaser hereby represents and warrants to each of the Sellers as of the Closing as follows:

5.1            Organization. The Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. The Purchaser has the requisite corporate, company or partnership power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Purchaser is qualified to do business in each jurisdiction in which the nature of its business or the location of any properties or assets owned or leased by it makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, prevent the Purchaser from performing its obligations pursuant to this Agreement or any other Transaction Document to which it is a party or from consummating the Transaction.

5.2            Authorization. The Purchaser has the requisite corporate, company or partnership power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transaction. The execution and delivery of the Transaction Documents to which the Purchaser is a party and the consummation of the Transaction have been duly authorized by the requisite corporate, company or partnership actions on the part of the Purchaser. Each of the Transaction Documents to which the Purchaser is a party has been duly and validly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties thereto) each such Transaction Document, when so executed and delivered, will constitute the legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with its terms.

5.3            Valid Issuance of Shares. The Consideration Shares, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable state and federal securities Laws and Liens or encumbrances created by or imposed by a Seller. Assuming the accuracy of the representations of the Sellers in Article IV of this Agreement, the Consideration Shares will be issued in compliance with all applicable federal and state securities Laws.

5.4            No Conflicts; Consents.

(a)            Except as set forth on Schedule 5.4(a) of the Purchaser Disclosure Schedule, and assuming the making of the filings and the receipt of the consents or waiting period terminations or expirations identified in Schedule 5.4(b), none of the execution and delivery by the Purchaser of this Agreement or the other Transaction Documents to which it is a party, or the consummation of the Transaction by the Purchaser, requires the consent, notice or other action by any Person under, conflicts with, violates or constitutes a default (with or without notice or lapse of time, or both) under, or gives rise to a right of termination, modification or cancellation under any provision of (i) the certificate of formation, the certificate of incorporation, the articles of association, the bylaws, the limited liability company agreement, the partnership agreement or other comparable organizational documents, of the Purchaser or any of its Affiliates; (ii) any Law applicable to the Purchaser or any of its Affiliates; or (iii) any Contract or Permit to which the Purchaser or any of its Affiliates is a party or by which any of their properties or assets are bound.

(b)            Except as set forth on Schedule 5.4(b) of the Purchaser Disclosure Schedule, no approval of a Governmental Authority is required on the part of the Purchaser or any of its Affiliates in connection with the execution and delivery by the Purchaser of this Agreement or the other Transaction Documents to which it is a party or the consummation of the Transaction by the Purchaser.

5.5            SEC Filings. Other than any filings required in connection with the transactions contemplated by this Agreement, the Purchaser has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since July 30, 2021 (the "Purchaser SEC Documents"). True, correct, and complete copies of all the Purchaser SEC Documents are publicly available on EDGAR. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Purchaser SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Purchaser SEC Documents.

5.6            Legal Proceedings; Orders. (a) There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened, against the Purchaser or any of its Affiliates, and (b) there are no outstanding Orders against the Purchaser or any of its Affiliates, in each of the foregoing cases which would, individually or in the aggregate, prevent the Purchaser from performing its obligations pursuant to this Agreement or any other Transaction Document to which it is a party or from consummating the Transaction. None of the assets of the Purchaser is subject to any Order that would affect the legality, validity or enforceability of this Agreement or any other Transaction Document to which the Purchaser is a party or the consummation of the Transaction.

5.7            Investment Purpose. The Purchaser is purchasing the Company Shares solely for its own account and for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. The Purchaser acknowledges that the Company Shares are not registered under the Securities Act or under “blue sky” Laws, and that the Company Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to “blue sky” Laws, as applicable. The Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Company and is capable of bearing the economic risks of such investment.

5.8            Brokers. Other than Back Bay Life Sciences Advisors, no Person has acted, directly or indirectly, as a broker, finder, agent, investment banker or financial advisor for the Purchaser or its Affiliates and no Person is entitled to any fee or commission or like payment from the Purchaser or its Affiliates in connection with the Transaction.

Article VI

COVENANTS

6.1            Information Preservation.For a period of seven (7) years following the Closing, the Purchaser shall preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Company in the possession of the Purchaser, or its Affiliates, provided that in accordance with the Company’s current practices, such copies may be maintained in electronic or digital form.

6.2            Certifications. The Company shall cause all certifications relating to its Biorepository Business, including (i) the certification by the Biorepository Accreditation Program offered by the College of American Pathologists and (ii) the ISO 20387 biobanking accreditation (collectively, the “Company Certifications”), to be transferred as promptly as reasonably possible after Closing to the Purchaser at the Purchaser's facilities located at 10864 Thornmint Road, San Diego, CA 92127 (the “Company Certifications Transfer”). Prior to the completion of the Company Certifications Transfer, the Company shall take any and all steps necessary to maintain the Company Certifications in good standing.

6.3            Company 401(k) Plan Termination. Prior to the Closing, the Company shall take all necessary actions to terminate the defined contribution plan sponsored by the Company or any of its Subsidiaries that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Company 401(k) Plan”), with such termination effective as of no later than the date immediately preceding the Closing Date. The Company shall provide Purchaser with a copy of any resolutions or other corporate action (the form and substance of which shall be subject to review and approval by Purchaser, which approval will not be unreasonably withheld, conditioned or delayed) evidencing such termination. Prior to and conditioned upon termination of the Company 401(k) Plan, the Company shall take any action necessary to fully vest any and all unvested amounts of the accounts of all participants in the Company 401(k) Plan. On or as soon as practicable following the Closing Date, Purchaser shall permit all employees who were eligible to participate in the Company 401(k) Plan immediately prior to its termination date and who remain in employment with the Company to participate in a defined contribution plan sponsored by the Purchaser or any of its Affiliates that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Purchaser 401(k) Plan”) and shall cause the Purchaser 401(k) Plan to accept eligible rollover distributions as defined in Section 402(c)(4) of the Code (including promissory notes evidencing any outstanding loans) from such employees of their Company 401(k) Plan account balances, if elected by such employees in accordance with applicable law and the Company 401(k) Plan, except as may be prohibited by the Purchaser 401(k) Plan or to the extent accepting such rollovers would adversely affect the tax-qualified status of the Purchaser 401(k) Plan.

6.4            Release. Effective as of the Closing, each Seller, on behalf of his, her or their self, (the “Seller Releasing Parties”), hereby unconditionally and irrevocably and forever releases and discharges each current and former holder of shares of capital stock of the Company, the Purchaser and its Affiliates and each of their respective successors and assigns, and any present or former directors, managers, officers, employees or agents of such Person (each, a “Seller Released Party”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at law or in equity (collectively, the respective “Seller Released Claims”) that such party ever had, now has or ever may have or claim to have against any Seller Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing (including in respect of the management or operation of the Company); provided, however, the foregoing release shall not cover (and the definition of Seller Released Claims does not include) any rights of such Seller expressly provided for in this Agreement or any of the other Transaction Documents. Each Seller, on behalf of his, her or their self, understands the significance of this release of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. Each Seller, on behalf of his, her or their self acknowledges that Purchaser and the Company will be relying on the release and waiver provided in this Section 6.4 in connection with entering into this Agreement and that this Section 6.4 is intended for the benefit of, and to a grant a third party rights to each Seller Released Party to enforce this Section 6.4. The rights and claims waived and released by each of the Seller Releasing Parties hereunder include claims for damages, contribution and other rights of recovery arising out of or relating to any breach of contract, misrepresentation or breach of warranty, negligent misrepresentation, all other claims for breach of duty and all other claims arising under applicable Law. The foregoing notwithstanding, the release and discharge in this Section 6.4 does not extend to any rights that may accrue to any such Seller Releasing Party, or any obligations owed to such Seller Releasing Party, (i) under the explicit terms of this Agreement, certificate or other document delivered pursuant hereto, (ii) claims for salary or wages, benefits, or other rights pursuant to any employee agreements, if any, as in effect on the Closing Date (both immediately prior to, and immediately after, any amendment and restatement of such agreement that may be made as of the Closing Date), (iii) right to indemnification, exculpation or expense reimbursement in favor of, or limitation of liability of, a current or former director or officer of the Company or any of its Subsidiaries, the Company’s Organizational Documents or (iv) for any accrued and unpaid salary and other employee benefits and reimbursements in the ordinary course of business consistent with past practice. Each Seller hereby acknowledges the release by the Seller Releasing Parties and covenants and agrees that he, she or they will honor such release and will not, and will cause its respective Seller Releasing Parties not to, take any action inconsistent therewith (including commencing litigation with respect to, or directly or indirectly transferring to another Person, any released claims). Each Seller acknowledges that he, she or they has read and understands Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release ad that if known by him, her or them, would have materially affected his, her or their settlement with the debtor or released party.” Each Seller hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims he, she or they may have against any Seller Released Party.

6.5            Public Announcements. The Purchaser may issue a press release or public disclosure in connection with the Closing concerning this Agreement, the other Transaction Documents and/or the Transaction, the substance and form of which shall be mutually agreed upon by the holders of a majority of the Consideration Shares issued pursuant to this Agreement (the “Sellers Majority”) and the Purchaser. Thereafter, none of the Company, the Sellers Majority or the Sellers and their respective Affiliates, on the one hand, or the Purchaser, the Purchaser and its Affiliates, on the other hand, shall issue any press release or public announcement concerning this Agreement, the other Transaction Documents or the Transaction or make any other public disclosure containing or pertaining to the terms of this Agreement without obtaining the prior written approval of the Purchaser, which approval will not be unreasonably withheld, conditioned or delayed, unless, in the reasonable judgment of the Party seeking to disclose, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which such disclosing Party lists securities; provided, that to the extent any disclosure is required by applicable Law or an applicable stock exchange rule, the Party intending to make such disclosure shall use commercially reasonable efforts consistent with such applicable Law or stock exchange rule to consult with the Sellers Majority or the Purchaser, as applicable, with respect to the text thereof (including providing the non-disclosing party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing Party). Notwithstanding the foregoing in this Section 6.5, the Purchaser shall be entitled, without the consent of the Sellers Majority, (i) to disclose the material terms of the Transaction to its members and its and their respective Affiliates (including direct and indirect equityholders), any general or limited partners thereof, and/or (ii) to disclose to any Person for fundraising and/or marketing purposes the terms and information regarding the Company and its investment therein and the Transaction of a nature customarily provided by private equity funds with respect to their portfolio companies in connection with similar activities.

6.6            Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the other Transaction Documents and to consummate the Transaction and to fully implement the provisions of this Agreement and the other Transaction Documents.

6.7            Sellers Majority Indemnification. Each Seller hereby agrees to indemnify the Sellers Majority (in its capacity as such), and to hold the Sellers Majority (in its capacity as such) harmless from, any and all liabilities, obligations, Losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of whatever kind which may at any time be imposed upon, incurred by or asserted against the Sellers Majority in such capacity in any way relating to or arising out of the Sellers Majority's action or failure to take action pursuant to this Agreement, the other Transaction Documents or any other document or agreement contemplated herein or therein or in connection herewith in such capacity; provided, however, that no Seller shall be liable for the payment of any portion of such liabilities, obligations, Losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence, bad faith or willful misconduct of the Sellers Majority.

Article VII

TAX MATTERS

7.1            Tax Returns.

(a)            The Company shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company that relate to taxable periods ending on or before the Closing Date that are due after the Closing Date (each a “Pre-Closing Tax Return”), and the Sellers shall pay, or cause to be paid, all Taxes due with respect to such Pre-Closing Tax Returns. All such Pre-Closing Tax Returns shall be prepared by the Company in a manner consistent with the past practices of the Company, except as otherwise required by applicable Law. The Company shall deliver at least fifteen (15) days prior to the due date (taking into account any extension) for the filing of each such Pre-Closing Tax Return that is an income Tax Return to each of the Purchaser and the Sellers Majority a draft of such Pre-Closing Tax Returns for each of the Purchaser’s and the Sellers Majority's review and reasonable comment. The Company shall incorporate any reasonable comment that each of the Purchaser and the Sellers Majority submits in writing to the Company no less than five (5) Business Days prior to the due date of such Pre-Closing Tax Returns.

(b)            The Company shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company that relate to a Straddle Period (each a “Straddle Period Tax Return”), and the Sellers shall pay, or cause to be paid, all Taxes with respect to such Straddle Period Tax Returns that are allocable to the portion of the Straddle Period ending on the Closing Date as determined pursuant to Section 7.1(c). All such Straddle Period Tax Returns shall be prepared by the Company in a manner consistent with the past practices of the Company, except as otherwise required by applicable Law. The Company shall deliver at least fifteen (15) days prior to the due date (taking into account any extension) for the filing of each such Straddle Period Tax Return that is an income Tax Return to each of the Purchaser and the Sellers Majority a draft of such Straddle Period Tax Returns for each of the Purchaser and the Sellers Majority's review and reasonable comment. The Company shall incorporate any reasonable comment that each of the Purchaser and the Sellers Majority submits in writing to the Company no less than five (5) Business Days prior to the due date of such Straddle Period Tax Return.

(c)            The portion of any Tax that is allocable to the taxable period that is deemed to end on the Closing will be: (i) in the case of all Property Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the close of business on the Closing Date.

7.2            Tax Contests. The Purchaser and the Company, on the one hand, and the Sellers and their respective Affiliates, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes or Tax Returns of the Company relating to a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Contest”). Any failure to so notify the other party of any Tax Contest shall not relieve such other party of any liability with respect to such Tax Contest except to the extent such party was actually prejudiced as a result thereof. The Purchaser shall control the conduct of each Tax Contest, including any settlement or compromise thereof; provided, however, that the (i) Purchaser shall keep the Sellers Majority reasonably informed of any material developments with respect to such Tax Contest, (ii) the Sellers Majority shall be entitled to participate, at the Sellers' expense, in such Tax Contest and (iii) the Purchaser shall not settle or compromise any such Tax Contest without obtaining the prior written consent of the Sellers Majority, which consent shall not be unreasonably withheld or delayed.

7.3            Books and Records; Cooperation. The Sellers shall cooperate fully, as and to the extent reasonably requested by the Purchaser, in connection with the filing of any Tax Returns of the Company and in any audit, litigation or other proceeding with respect to Taxes. The Purchaser and the Sellers agree to furnish or cause to be furnished to the other, upon reasonable request, as reasonably promptly as practicable, such information and assistance relating to Taxes, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by the Purchaser or the Sellers, the making of any election relating to Taxes, the preparation for any audit by any Tax Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. The forgoing Section 7.3 shall only apply to Tax Returns and Taxes as to any Pre-Closing Tax Period and any Straddle Period.

7.4            Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with Transaction (including any real property transfer tax and any similar Tax) (the “Transfer Taxes”) shall be paid one-half (1/2) by the Sellers and one-half (1/2) by the Purchaser when due. The Purchaser and the Sellers further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Taxes that could be imposed in connection with the Transaction.

7.5            S Corporation Status. In the event that, after the Closing, the Company’s election under Section 1362 of the Code (or any analogous or similar provision of state or local Tax Law) is found to be invalid or terminated with respect to any Pre-Closing Tax Period, then the Sellers shall cooperate and use reasonable efforts to obtain from the IRS a waiver of the invalidity or terminating event on the grounds of inadvertency. In connection therewith, the Sellers shall take such steps and make such adjustments as may be required pursuant to Section 1362(f)(3) and (4) of the Code.

7.6            Intended Tax Treatment. The Purchaser, the Company and the Sellers intend that the exchange of the Company Shares for the Consideration Shares pursuant to this Agreement qualifies as a reorganization pursuant to Section 368(a) of the Code (the “Intended Tax Treatment”). This Agreement is intended to constitute, and the Parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Except to the extent required by applicable Tax Law, the Parties shall file all applicable Tax Returns in a manner consistent with the Intended Tax Treatment.

7.7            Coordination. In the case of any conflict, overlap or inconsistency between this Article VII and Article VIII, this Article VII shall control as to Tax matters.

Article VIII

INDEMNIFICATION

8.1            Survival

(a)            Survival Period. No representations, warranties, covenants or agreements contained in this Agreement or any Ancillary Agreement or claims relating to this Agreement or the Ancillary Agreements, the transactions contemplated hereby or thereby or the subject matter hereof or thereof shall survive the Closing, except as follows:

(i)            General Representations. The General Representations shall survive the Closing until the one (1) year anniversary of the Closing.

(ii)            Fundamental Representations. The Fundamental Representations shall survive the Closing until the expiration of the applicable statute of limitations.

(iii)            Specified Representations. The Specified Representations shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations.

(iv)            Covenants and Agreements. The covenants and agreements that are set forth in this Agreement and any Ancillary Agreement shall survive the Closing until they have been fully performed or complied with in accordance with their terms.

(v)            Pre-Closing Taxes. The matters covered by Section 8.2(a)(i)(D) shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations.

(vi)            Company Transaction Expenses. The matters covered by Section 8.2(a)(i)(E) shall survive the Closing until the expiration of the applicable statute of limitations.

(vii)            Fraud. The matters covered by Section 8.2(a)(i)(F), Section 8.2(a)(ii)(D), and Section 8.3(a)(iii) shall survive the Closing until the expiration of the applicable statute of limitations

(b)            Modification of Statute of Limitations. For the avoidance of doubt, the parties hereby acknowledge and agree that the survival periods set forth in this Section 8.1 are a contractual statute of limitations and any claim brought by any party pursuant to this Article VIII must be brought or filed prior to the expiration of the survival period. It is the express intent of the parties that, if the applicable survival period relating to a representation, warranty, covenant or agreement as contemplated by Section 8.1(a) is shorter than the statute of limitations that would otherwise have been applicable under Law, then the applicable statute of limitations under Law with respect to such representation, warranty, covenant or agreement shall be reduced to the shortened survival period contemplated hereby. The parties further acknowledge and agree that the time periods set forth in this Section 8.1 for the assertion of claims under this Agreement are the result of arms’ length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

(c)            Applicability and Extension of Survival Period. No Indemnified Party shall be permitted to bring or maintain any indemnity claim under this Article VIII with respect to any matters covered by Section 8.2(a) or Section 8.3 for which the applicable survival period has expired under Section 8.1(a). Notwithstanding the foregoing, if a written claim for indemnification permitted by this Article VIII was nonetheless duly submitted prior to such survival period expiring, then the respective survival period shall be extended with respect to such claim until (i) the Final Resolution of such claim and (ii) all indemnification obligations for Losses (including Accrued Loss Interest, if any), if any, with respect to such claim shall have been satisfied and paid in full by the Indemnifying Party pursuant to this Article VIII.

8.2            Indemnification Provisions for the Purchaser's Benefit.

(a)            Covered Matters. Subject to this Article VIII, from and after the Closing:

(i)            Company Matters. Each Seller shall indemnify and hold harmless, severally based on his, her or its respective Pro Rata Share and not jointly (a “Seller Indemnifying Party”), the Purchaser Indemnified Parties from and against any Losses incurred or suffered by them to the extent arising from or based upon:

(A)            Any inaccuracy in any of the General Representations made by the Company that are expressly set forth in Article III (Company Representations and Warranties) of this Agreement or in any Ancillary Agreement;

(B)            Any inaccuracy in any of the Fundamental Representations or the Specified Representations made by the Company that are expressly set forth in Section III (Company Representations and Warranties) of this Agreement;

(C)            Any breach of any of the covenants and agreements made by the Company that are expressly set forth in this Agreement or in any Ancillary Agreement;

(D)            Pre-Closing Taxes;

(E)            Company Transaction Expenses in excess of the Reimbursement Cap; and

(F)            Fraud committed by the Company or any of its Subsidiaries with respect to any of the representations and warranties made by the Company that are expressly set forth in Article III (Company Representations and Warranties) of this Agreement or in any Ancillary Agreement.

(ii)            Individual Seller Matters. Each Seller Indemnifying Party shall indemnify and hold harmless, individually and solely on behalf of itself and no other Seller Indemnifying Party, the Purchaser Indemnified Parties from and against any Losses incurred or suffered by them to the extent arising from or based upon:

(A)            Any inaccuracy in any of the General Representations made by such Seller Indemnifying Party that are expressly set forth in Article IV (Seller Representations and Warranties) of this Agreement or in any Ancillary Agreement;

(B)            Any inaccuracy in any of the Fundamental Representations made by such Seller Indemnifying Party that are expressly set forth in Article IV (Sellers Representations and Warranties) of this Agreement;

(C)            Any breach of any of the covenants and agreements made by such Seller Indemnifying Party that are expressly set forth in this Agreement or in any Ancillary Agreement; and

(D)            Fraud committed by such Seller Indemnifying Party relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

For the avoidance of doubt, with respect to claims under Section 8.2(a)(ii), (x) each Seller Indemnifying Party shall be solely responsible for the Losses of the Purchaser Indemnified Parties that arise from such Seller’s breach or fraud for which an indemnity claim is made under Section 8.2(a)(ii), as applicable, and (y) no other Seller Indemnifying Party shall be responsible for any Losses of the Purchaser Indemnified Parties arising from any breach or fraud committed by such Seller Indemnifying Party for which an indemnity claim is made under Section 8.2(a)(ii).

(b)            Maximum Seller Cap.

(i)            A Seller Indemnifying Party’s several liability and proportionate responsibility for Losses with respect to claims under Section 8.1(a)(i) shall be determined based on such Seller Indemnifying Party’s respective Pro Rata Share. In no event shall any Seller Indemnifying Party be responsible for more than his, her or its Pro Rata Share of Losses with respect to any claim made under Section 8.1(a)(i).

(ii)            Except for claims made pursuant to Section 8.2(a)(i)(F) or Section 8.2(a)(ii)(D), in no event shall the aggregate liability of any Seller Indemnifying Party under this Agreement exceed such Seller Indemnifying Party’s respective Pro Rata Share of the Purchase Price, which shall be an amount equal to (A) such Seller Indemnifying Party’s respective Pro Rata Share, multiplied by (B) the Purchase Price (the “Maximum Seller Cap”). Claims made pursuant to Section 8.2(a)(i)(F) or Section 8.2(a)(ii)(D) shall not apply to or count towards the Maximum Seller Cap.

(iii)            A Seller Indemnifying Party’s aggregate liability for Losses with respect to claims pursuant to Section 8.2(a)(i)(F) or Section 8.2(a)(ii)(D) shall be unlimited, subject only to limitations under applicable Law.

8.3            Notice and Defense Procedures.

(a)            Notification of Claims.

(i)            Direct Claims and Third Part Claim Notice. With respect to any a direct claim or a third party claim (a “Third Party Claim”) for which an Indemnified Party may be entitled to indemnification under Section 8.2(a) or Section 8.3(a), such Indemnified Party shall deliver written notice of such claim to the Indemnifying Party, no later than thirty (30) days after such Indemnified Party becomes aware that he, she or they may be entitled to indemnification for such claim under Section 8.2(a) or Section 8.3(a).

(ii)            Details of Notice. Written notice of a direct claim or Third Party Claim for indemnification shall provide, in reasonable detail, the following:

(A)            The basis of such claim under this Agreement;

(B)            The facts and circumstances with respect to the matter underlying such claim, to the extent known; and

(C)            A good faith estimate of the Losses incurred or suffered by the Indemnified Party (or reasonably expected to be incurred or suffered by the Indemnified Party upon resolution of the claim or the matter underlying such claim), to the extent known.

(iii)            Material Prejudice. No failure to notify or any delay in notifying an Indemnifying Party in accordance with this Section 8.3(a) shall relieve such Indemnifying Party of his, her or its obligations under this Article VIII, except to the extent that the Indemnifying Party is materially prejudiced by such failure or delay.

(b)            Defense of Third Party Claims. With respect to any Third-Party Claim which, if adversely determined, would entitle the Indemnified Party to indemnification pursuant to this Article VIII:

(i)            The Indemnifying Party shall be entitled, at its sole cost and expense, (A) to participate in the defense of such Third-Party Claim giving rise to the Indemnified Party’s claim for indemnification or (B) at its option (subject to the limitations set forth below), to assume control of such defense and appoint lead counsel reasonably acceptable to the Indemnified Party. The Indemnifying Party shall have the right to assume control of such defense of a Third Party Claim for so long as:

(A)            The Indemnifying Party delivers written notice of its election to assume control of such defense to the Indemnified Party within (30) days after receiving written notice of such Third Party Claim from the Indemnified Party;

(B)            The Indemnifying Party is diligently and in good faith prosecuting the defense of such Third Party Claim

(C)            Such Third Party Claim seeks solely monetary damages, the amount of which will be indemnified by the Indemnifying Party, subject to this Agreement (including any limitations set forth in Article VIII);

(D)            Such Third Party Claim does not involve criminal or quasi-criminal allegations;

(E)            To the extent the Indemnifying Party is a party to the proceeding, the Indemnified Party has not determined in good faith that joint representation would be inappropriate because of a conflict of interest;

(F)            The Third Claim Party is not being directly asserted by or on behalf of any person who is a customer, vendor or supplier of the Company or its Subsidiaries; and

(G)            The amount of Losses in respect of such Third Party Claim, assuming such Losses are ultimately awarded to the Indemnified Party, would not materially exceed the limitations on the Indemnifying Party’s obligations set forth in this Article VIII.

Subject to Section 8.3(c), in the event that the Indemnifying Party assumes the defense of any Third Party Claim, it shall have the right to take such action as it deems reasonably necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (x) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (y) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required.

(ii)            If any of conditions set forth in clauses (A) through (F) above in Section 8.3(b)(i) are not satisfied or the Indemnifying Party otherwise elects not to assume control of the defense of such Third Party Claim, then the Indemnified Party may undertake the defense and resolution of such Third Party Claim with counsel reasonably satisfactory to the Indemnifying Party. The Indemnifying Party shall be responsible for reimbursing the Indemnified Party for the costs of defending and resolving such Third Party Claim (including reasonable attorneys’ fees and expenses) as Losses and for indemnifying for any other Losses arising from or related to such Third Party Claim, in each case, pursuant to (and subject to) this Article VIII.

(iii)            The Indemnified Party, the Indemnifying Party and their respective Representatives shall cooperate with one another in good faith in the course of prosecuting and defending Third Party Claims, including complying with any reasonable requests of the other party and providing reasonable access to information, documents and management personnel to the extent reasonably related to the Third Party Claim. Notwithstanding the foregoing, a party need not comply with a request and may restrict access to certain information, documents and management personnel referred to in the immediately preceding sentence, in each case, to the extent reasonably necessary to (A) comply with restrictions or requirements under applicable Law, (B) comply with obligations or restrictions of confidentiality and information sharing and (C) preserve any attorney-client, work product or other similar applicable privilege or doctrine.

(c)            Settlement of Claims.

(i)            An Indemnifying Party who has duly assumed control of the defense of a Third Party Claim shall first obtain the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, delayed or denied) prior to such Indemnifying Party settling, compromising or consenting to the entry of a judgment or award with respect to such Third Party Claim. However, the Indemnifying Party may settle, compromise or consent to the entry of judgment award of any such Third Party Claim without such prior written consent of the Indemnified Party only if: (A) the Indemnified Party and its Affiliates and Representatives shall have no liability for any damages or other monetary obligations for such Third Party Claim, (B) such settlement, compromise, judgment or award does not contain any sanction, obligation or restriction that would materially and adversely affect the conduct of any business of the Indemnified Party or its Affiliates or Representatives and (C) such settlement, compromise, judgment or award fully, unconditionally and irrevocably releases the Indemnified Party and its Affiliates and Representatives with respect to such Third Party Claim.

(ii)            If an Indemnifying Party has not or is not otherwise entitled to assume control of the defense of a Third Party Claim, then the Indemnifying Party shall have no authority, and shall not otherwise be entitled, to settle, compromise or consent to the entry of a judgment or award with respect to any Third Party Claim without the prior written consent of the Indemnified Party (which may be withheld in its sole discretion).

(iii)            An Indemnified Party shall not settle, compromise or consent to the entry of judgment or award of any Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned, delayed or denied). If the Indemnified Party seeks the Indemnifying Party consent to a settlement, comprise, or consent to the entry of a judgment or award, then the Indemnifying Party shall have thirty (30) days to

8.4            Limitations and Qualifications.

(a)            Insurance Offset. All Losses subject to indemnification under this Article VIII shall be reduced dollar for dollar by the amount of insurance proceeds that are actually realized and recovered by the Indemnified Party (net of any deductible or co-payment and all out of pocket costs related to such recovery) under insurance policies with third parties for matters giving rise to such Losses. If the Indemnified Party receives any such insurance proceeds with respect to such Losses after the Indemnifying Party has already provided indemnification payments to such Indemnified Party under this Article VIII for such Losses, then the Indemnified Party shall promptly remit such insurance proceeds to the Indemnifying Party, provided that in no event shall the Indemnified Party have any obligation hereunder to remit to the Indemnifying Party any portion of such insurance proceeds in excess of the indemnification payment or payments actually received from the Indemnified Party with respect to such Losses.

(b)            Effects of Investigation. The representations, warranties, covenants and agreements of the parties (including the Indemnified Party's right to indemnification with respect thereto) shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or that any covenant or agreement was not performed or complied with.

(c)            Mitigation. The parties shall use commercially reasonable efforts to mitigate any Losses in connection with any claims under this Agreement.

(d)            Excluded Losses. No Indemnified Party shall be entitled to indemnification for any Losses based upon or constituting (i) special, punitive or exemplary damages or (ii) consequential damages, (iii) damages from lost profits, diminution in value or similar bases or (iv) damages calculated by reference to any multiple of earnings or EBITDA (or any other valuation methodology), damage to reputation or loss to goodwill, in each case of clauses (i) through (iv), whether based on contract, tort, strict liability, other law or otherwise and whether or not arising from the other party’s or any of its Affiliates’ nor any of their respective representatives’ sole, joint or concurrent negligence, strict liability or other fault (“Excluded Losses”); provided that the foregoing shall be treated as Losses and shall not be deemed to be “Excluded Losses”, and the Indemnified Party shall be entitled to be indemnified for the same, to the extent (x) awarded to a Governmental Authority or other third party in connection with a Third Party Claim and (y) based upon or constituting consequential damages or damages from lost profits, diminution in value or similar bases, in each case of this clause (y), that are the natural, probable or reasonably foreseeable result of the matter giving rise to indemnification under this Article VIII.

8.5            Tax Treatment of Indemnity Payments. Sellers and the Purchaser agree to treat any indemnity payments made pursuant to this Article VIII as an adjustment to the Purchase Price for all Tax purposes and shall be treated as such by the Purchasers and Sellers on their Tax Returns to the greatest extent permitted by applicable Laws.

8.6            Payments.

(a)            Once a claim for indemnification and its corresponding Losses are agreed to by the Indemnifying Party or are otherwise settled, compromised or adjudicated to be payable pursuant to this Article VIII (such agreement, settlement, compromise or adjudication, the “Final Resolution”), the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such Final Resolution by wire transfer of immediately available funds. If an Indemnifying Party does not make full payment of any such obligations within such ten (10) Business Day period, then any amount payable shall accrue interest daily at a rate per annum equal to 2.00%, compounding annually, during the period beginning on the date of the Final Resolution of such Loss and ending on (and including) the date such payment has been made (“Accrued Loss Interest”). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed. The Indemnifying Party shall pay such interest, together with the amount of such Loss.

(b)            Any Losses payable to an Indemnified Party pursuant to this Article VIII shall be satisfied directly by the Indemnifying Party, together with any Accrued Loss Interest (if any).

8.7      Exclusive Remedies(a)      . From and after the Closing, except as expressly provided in Section 10.8 (Equitable Remedies), the rights to indemnification that are expressly set forth in this Article VIII shall constitute the sole and exclusive remedies available to any party hereto with respect to any remedies, claims or actions relating to the terms and conditions of this Agreement or any Ancillary Agreement, the transactions contemplated hereby or thereby or the subject matter hereof (whether in law or in equity or whether based on contract, tort, strict liability, other Laws or otherwise). Except as expressly set forth in the foregoing sentence, no party shall have any remedies, claims or actions relating to the terms and conditions of this Agreement or any Ancillary Agreement, the transactions contemplated hereby or thereby or the subject matter hereof or thereof (whether in law or in equity or whether based on contract, tort, strict liability, other Laws or otherwise), and each party hereby waives and disclaims all such remedies, claims and actions. For the avoidance of doubt, this Article VIII shall not apply with respect to any Tax Matters, which shall be governed solely by Article VII.

Article IX

DEFINITIONS

9.1            Definitions. In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the respective meanings specified as follows when used in this Agreement:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Ancillary Agreements” means the Employment Agreements and each of the written agreements, documents, statements, certificates and instruments to be delivered pursuant to Sections 2.2 or 2.3.

“Anti-Corruption Laws” means any Laws relating to anti-bribery or anticorruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the FCPA, the U.K. Bribery Act of 2010, Prevention of Corruption Act, 1988 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Biorepository Business” means the Company’s biorepository storage and sample management business.

“Business Day” means any day other than a Saturday, a Sunday or a day on which national banking institutions in New York, New York are required or authorized to be closed.

“CARES Act” shall mean the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020, Notice 2020-65, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, issued August 8, 2020, or any similar applicable federal, state or local Law.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Data” means all data collected, generated, or received in connection with the services rendered by the Company and the marketing, delivery, or use of any Company Offering, including Confidential Data, Personal Information, Tracking Data and all credentials collected, held, or otherwise managed by or on behalf of the Company.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company and the Sellers to the Purchaser on the date hereof concurrently with entry into this Agreement.

“Company Intellectual Property” means any and all Intellectual Property that is owned, purported to be owned, used, held for use or practiced by the Company.

“Company Material Adverse Effect” means any event, circumstance, change, development, state of facts or effect that individually or in the aggregate when considered with other events, circumstances, changes, developments, states of fact or effects, is or would reasonably be expected to be materially adverse to the current business, condition (financial or otherwise), assets or results of operations of the Company or on the ability of the Company to timely consummate the Transaction; provided, that no event, change, occurrence, circumstance or effect (by itself or taken together with any and all other events, changes, occurrences, circumstances or effects) that results from or arises out of or is related to any of the following shall constitute or be deemed to contribute to a “Company Material Adverse Effect”, or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (a) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally; (b) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world; (c) changes in political conditions in the United States or any other country or region in the world, acts of war, armed hostilities, sabotage, or terrorism (including any commencement, continuation, or escalation of any such acts of war, armed hostilities, sabotage or terrorism), earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions and other force majeure events, in each case, in the United States or any other country or region in the world; (d) changes in Law or other legal or regulatory conditions (or the interpretation thereof); or (e) changes in applicable accounting standards (or the interpretation thereof); provided that, the matters described in the preceding clauses (a) through (e) shall be taken into account in the determination of whether or not a Company Material Adverse Effect has occurred to the extent any such matter has a disproportionate adverse effect on the financial condition, business, or results of operations of the Company relative to other participants in the industries or markets in which they operate.

“Company Offerings” means the products and services (including websites) developed, offered, designed, developed, marketed, licensed, sold, performed, produced, serviced, distributed, or otherwise made available by or on behalf of the Company, including any product or service that is currently under development by the Company.

“Company Organizational Documents” means the Organizational Documents of the Company.

“Company Technology” means all Technology owned, purported to be owned, used, held for use or practiced by the Company.

“Company Transaction Expenses” means fees, costs and expenses incurred by or on behalf of the Company at or prior to the Closing in connection with preparation, negotiation and execution of this Agreement or any Ancillary Agreement or the transactions contemplated by hereby or thereby, in each case, to the extent unpaid at the Closing, including but not limited to: (a) the fees, costs and expenses of investment bankers, brokers, finders, financial advisors, tax advisors, consultants, legal counsel and other similar representatives and advisors engaged by or on behalf of the Company; and (b) any change in control, retention, transaction or severance payments that become payable to any director, manager, officer, employee or individual consultant of the Company as a result of the transactions contemplated by this Agreement or any Ancillary Agreement (but excluding any such payments pursuant to “double trigger” arrangements or other similar arrangements, in each case, resulting in payments or benefits provided upon a termination of service upon or following the consummation of the Closing).

“Confidential Data” means information, including Personal Information, in whatever form that the Company is obligated, by Law or Contract, to protect from unauthorized access, use, disclosure, modification or destruction together with any data owned or licensed by the Company that is not intentionally shared with the general public or that is classified or designated by the Company as confidential.

“Contract” means any agreement, contract, understanding, instrument, commitment, lease, guaranty, indenture, license, sales order (including purchase orders) or other arrangement (including any amendments, modifications and supplements thereto), in each case, that is legally binding, whether oral or written.

“COVID-19” means SARS-CoV2 (severe acute respiratory syndrome coronavirus 2), coronavirus disease 2019 or COVID-19, including any future resurgence or evolutions or mutations thereof.

“Deferred Payroll Taxes” means (a) any Taxes payable by the Company that (i) relates to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Closing and (ii) that is payable following the Closing as permitted by Section 2302(a) of the CARES Act, similar law or executive order (together with all regulations and guidance related thereto issued by a Governmental Authority); and (b) any Taxes payable by any Personnel that are deferred under the CARES Act are payable following the Closing (without regard for any forgiveness thereof implemented under the CARES Act).

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval database of the SEC.

“Environmental Laws” means any Laws regulating or relating to the protection of human health and safety, pollution (or the cleanup thereof), natural resources or the environment, including the protection thereof (including endangered or threatened species, ambient air, soil, surface water or groundwater, or subsurface strata), including Laws relating to contamination and the use, generation, management, monitoring, investigation, clean up, removal handling, transport, treatment, disposal, storage or any other action related to the Release or threatened Release of Hazardous Substances.

“Equity Interests” means with respect to any Person, any of its capital stock, partnership interests (general or limited), limited liability company interests, trust interests or other securities or other interests which entitle the holder thereof to receive dividends or distributions on liquidation, winding up or dissolution of such Person, or to vote for the election of directors or other management of such Person, or to exercise other rights generally afforded to stockholders of a corporation (including the ability to exert control over such Person).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person (whether or not incorporated) other than the Company that, together with the Company, is treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means a number equal to (a) the Purchaser Consideration Share Pool, divided by (b) the total number of Company Shares held or deemed held by all Sellers.

“Export Control” means (a) all applicable trade, export control, import, and antiboycott Laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 2778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, Title 19 of the U.S. Code, the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4852), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott Laws and regulations imposed, administered or enforced by any other country, including but not limited to the Foreign Exchange and Foreign Trade Act of Japan and its subordinate rules and regulations, except to the extent inconsistent with United States Law.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Fundamental Representations” means (a) the representations and warranties made by the Company that are expressly set forth in Sections 3.1 (Organization), 3.2 (Authorization), 3.4 (Capitalization), 3.5 (Subsidiaries; Investments), and 3.24 (Brokers) and (b) the representations and warranties made by each Seller that are expressly set forth in Sections 4.1 (Organization), 4.2 (Authority), and 4.5 (Title to Company Equity Interests).

“GAAP” means United States generally accepted accounting principles in effect, as they may be amended from time to time.

“General Representations” means (a) the representations and warranties made by the Company that are expressly set forth in Article III (Company Representations and Warranties) or in any Ancillary Agreement, and (b) the representations and warranties made by each Seller that are expressly set forth in Article IV (Seller Representations and Warranties) or in any Ancillary Agreement in each case of clauses (a) and (b), other than the Fundamental Representations and the Specified Representations.

“Government Contract” means any prime contract, subcontract, basic ordering agreement, letter contract, order (whether purchase, delivery, change or task), teaming agreement, arrangement or other commitment of any kind between the Company, on the one hand, and any Governmental Authority or prime contractor or subcontractor to a Governmental Authority, on the other hand, or that grants any Governmental Authority any material rights or that requires consent, approval or waiver of, or notice to, any Governmental Authority in connection with the Transaction.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any department, board, commission, court, tribunal or arbitrator, and any self-regulatory organization.

“Hazardous Substances” means any substance that: (a) is or contains asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum or petroleum products or any fraction thereof, radon gas, microbiological contamination or related materials, (b) requires investigation or remedial action pursuant to any Environmental Law, or is defined, listed or identified as a “hazardous waste,” “hazardous substance,” “toxic substance” or words of similar import thereunder, (c) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated as such by any Governmental Authority or (d) is regulated under any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) the outstanding principal amount, accrued and unpaid interest, premiums, related expenses, penalties (including prepayment penalties), charges, and commitment and other fees of (i) indebtedness of such Person for borrowed money, (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, in each case, whether due and payable on the Closing Date or otherwise; (b) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding accounts payable, other current liabilities and credit card debt not more than ninety (90) days past the invoice date arising in the ordinary course of business); (c) all obligations of such Person with respect to hedging agreements or derivative instruments, including with respect to any open trade or credit exposure thereunder and the cost of any breakage fees, if any, to be paid in connection with the Closing; (d) all obligations under leases to which such Person is a party and which have been or are required to be recorded as capitalized leases under GAAP; (e) all obligations of such Person arising from cash or book overdrafts; (f)  accrued and unpaid profit sharing expenses, employee bonuses or overrides and, shareholder bonuses and shareholder commissions, together with the employer-paid portion of any employment and payroll Taxes related thereto; (g) all obligations of the type referred to in clauses (a) through (f) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor or surety; (h) all obligations of the type referred to in clauses (a) through (g) of other Persons secured by any Lien on any property or asset of such Person; (i) all interest, premiums, penalties, charges, fees, expenses and other amounts due in connection with the payment and satisfaction in full of the obligations described in the foregoing clauses (a) through (h); (j) any obligations deferred as a result of COVID-19 (including any Deferred Payroll Taxes); and (k) any accrued and unpaid severance obligations to former employees of the Company, together with the employer-paid portion of any employment and payroll Taxes related thereto.

Indemnifiable Taxes” means (a) any and all Taxes of the Company or relating to the business or operations of the Company, in each case, attributable or relating to any Pre-Closing Tax Period, and (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) or any of its Subsidiaries (or any predecessor of such Subsidiaries) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law.

“Indemnified Parties” means the Purchaser Indemnified Parties.

“Indemnifying Parties” means the Seller Indemnifying Parties.

“Intellectual Property” means all intellectual property, intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, including any continuation, continuation-in-part, divisional and provisional applications and any patents issuing thereon and any reissues, reexaminations, substitutes and extensions of any of the foregoing (“Patents”), (b) trademarks, service marks, trade names, trade dress, logos, corporate names and other source or business identifiers and any registrations, applications, renewals and extensions of any of the foregoing and all goodwill associated with any of the foregoing (“Marks”), (c) Internet domain names uniform resource locators and social media accounts and handles, (d) copyrights, mask works, works of authorship and moral rights and any registrations, applications, renewals, extensions and reversions of any of the foregoing, (e) trade secrets, know-how and confidential and proprietary information, information, designs, formulae, compositions, algorithms, procedures, methods, techniques, ideas, research and development, data, specifications, processes, inventions (whether patentable or not and whether reduced to practice or not) and improvements, in each case, excluding any of the foregoing that comprise or are protected by issued Patents or published Patent applications (“Trade Secrets”), (f) rights in and to Technology and (g) Software.

“Intellectual Property License” means any license, sublicense, right, covenant, non-assertion, permission, consent, release or waiver under or with respect to any Intellectual Property or Technology.

“Investment” means any investment in any Person, whether by means of acquiring (whether for cash, property, services, Equity Interests or otherwise), making or holding debt securities, Equity Interests, capital contributions, loans, time deposits, advances, guarantees or otherwise (in each case, other than accounts arising in the ordinary course of business from the sale of inventory or the performance of services). The amount of any Investment shall be the fair market value of such Investment at the time such Investment is made plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto.

“IRS” means the United States Internal Revenue Service.

“Key Continuing Employees” means Praveen Nair, Anna Travesa, Kali West, Amy Yamamura, Matthew Nord, Francisco Pina-Nunez, Mai Johnson, and Sreeraj Pillai.

“Key Employees” means Praveen Nair and Anna Travesa.

“Knowledge” means (a) with respect to the Company, the actual knowledge of the Key Employees after reasonable inquiry, (b) with respect to the Sellers, the actual knowledge of any of the Sellers after reasonable inquiry, and (c) with respect to Purchaser, the actual knowledge of any manager, director or officer of the Purchaser after reasonable inquiry.

“Law” means any federal, state, foreign or local law (including common law), statute, ordinance, rule, order, regulation, code, constitution, writ, injunction, directive, judgment, treaty, decree or administrative or judicial decision of any Governmental Authority.

“Legal Proceeding” means any charge, investigation, claim, complaint, arbitration, action, suit or proceeding of any nature, civil, criminal, administrative, regulatory or otherwise, in Law or in equity, by or before any arbitrator, court or other Governmental Authority.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, proxy, voting trust or agreement, transfer or voting restriction, or other encumbrance of any nature whatsoever.

“Losses” means losses, damages, liabilities, deficiencies, causes of action, claims, actions, judgments, interest (including Accrued Loss Interest), awards, penalties, fines, fees, costs or expenses of whatever kind, including reasonable attorneys’ fees, the cost of enforcing, defending or resolving any claims or right to indemnification hereunder, and the cost of pursuing any insurance providers. “Losses” shall exclude “Excluded Losses” except as otherwise provided in Section 8.4(d).

“Open Source Software” means any software that contains or is derived in any manner (in whole or in part) from any software, code or libraries that are distributed as free software or as open source software or under any licensing or distribution models similar to open source, including but not limited to any software licensed under or subject to terms that require source code to be provided or made available to subsequent licensees or sublicensees (regardless of whether the license restricts source code from being distributed in modified form) or which may impose any other obligation or restriction with respect to a Person’s Intellectual Property, including, without limitation, any license that is defined as an Open Source License by the Open Source Initiative, and any similar license or distribution model.

“Order” means any order, injunction, judgment, decree, determination, ruling, writ, decision, assessment or arbitration or other award or requirement of, or adopted, promulgated, or applied by, an arbitrator or other Governmental Authority.

“Organizational Documents” means as to any Person, the constitutional, governance or organizational documents of such Person, including any charter, certificate or articles of incorporation, certificate of formation, articles of association, bylaws, trust instrument, partnership agreement, limited liability company agreement or other similar document (and with respect to the Company, for the avoidance of doubt, including each of the Company Organizational Documents).

“Owned Intellectual Property” means Company Intellectual Property that is owned or purported to be owned by the Company.

“Owned Technology” means Company Technology that is owned or purported to be owed by the Company.

“Permits” means any approvals, authorizations, consents, licenses, orders, variances, exemptions, franchises, permits or certificates of (or issued by) a Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes, assessments or other governmental charges not yet due, payable or delinquent (or which may be paid without interest or penalties) or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been accrued in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been accrued in accordance with GAAP; and (c) zoning, building and other similar restrictions which do not, individually or in the aggregate, impair the continued use, occupancy, value or marketability of title of the property to which they relate.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Information” means any data or information relating to an identified or identifiable natural person; an “identifiable person” is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his or her physical, physiological, mental, economic, cultural or social identity, including Tracking Data, unique device or browser identifiers, names, ages, addresses, telephone numbers, email addresses, social security numbers, passport numbers, alien registration numbers, medical history, employment history, and/or account information; and shall also mean “personal data,” “personal information” “personal health information,” and “personal financial information” each as defined by applicable Laws relating to the collection, use, sharing, storage, and/or disclosure of information about an identifiable individual. Personal Information includes pseudonymized data.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and that portion of any Straddle Period ending on (and including) the Closing Date.

“Pre-Closing Taxes” means, collectively, (a) any Taxes of the Company with respect to any Pre-Closing Tax Period; (b) Taxes of or with respect to any Seller (including any capital gains Taxes or other Taxes arising as a result of the Transaction) or any of their Affiliates for any Tax period; (c) Taxes imposed on, allocated or attributable to or incurred or payable by third parties with respect to which the Company has an obligation to indemnify such third party pursuant to a transaction consummated on or prior to the Closing; (d) Taxes for which the Company is liable under Treasury Regulations Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Law) or as a transferee or successor, by Contract or otherwise, in each case with respect to any Pre-Closing Tax Period; and (e) any Transfer Taxes allocable to the Sellers pursuant to Section 7.4.

“Privacy Commitments” means any and all (i) Privacy Laws; (ii) Privacy Policies; (iii) contracts with third-parties governing privacy and data issues into which the Company has entered or by which it is otherwise bound; (iv) third-party privacy policies, terms of use, and similar documents that the Company is or has been contractually obligated to comply with; (v) rules of any applicable self-regulatory organizations in which the Company is or has been a member or that the Company has been contractually obligated to comply with; and (vi) any applicable published industry best practice or other standard in which the Company operates (including, if applicable, the PCI Data Security Standard and the Digital Advertising Alliance’s Self-Regulatory Principles for Online Behavioral Advertising and Multi-Site Data Collection) that pertains to privacy or restrictions or obligations related to the collection, use, disclosure, transfer, transmission, storage, hosting, disposal, retention, interception or other Processing of Personal Information or direct marketing to consumers or consumer protection.

“Privacy Laws” means each Law pertaining to the privacy, data protection or data transfer, including all privacy and security breach disclosure Laws, implementing Laws, ordinances, permit, regulation, rule, code, order, constitution, treaty, common law, judgment, ruling, decree, other requirement or rule of law, in each case, of any Governmental Authority, including, as applicable, the General Data Protection Regulation 2016/679 (GDPR), the e-Privacy Directive 2002/58/EC, UK General Data Protection Regulation and the UK Data Protection Act 2018, the Health Insurance Portability and Accountability Act of 1996 (HIPAA), as amended, and the Children’s Online Privacy Protection Act (COPPA) of 1998, as amended, the Telephone Consumer Protection Act of 1991, as amended, the Do-Not-Call Implementation Act of 2003, as amended, Section 5 of the Federal Trade Commission Act of 1914, as amended (as the same has been interpreted to apply to privacy, data protection, breach disclosure or data transfer issues), Title 1.81.5 - California Consumer Privacy Act of 2018, Cal. Civ. Code §§ 1798.100-1798.199 (CCPA) and all similar applicable foreign federal and state information privacy and security Laws.

“Privacy Policy” means a written policy of the Company made available in connection with the collection of information provided by or on behalf of individuals that is labeled as a “Privacy Policy,” or is reached on the Company website by a link that includes the label “Privacy” or that is a written policy, notice or disclosure that describes how information provided by or on behalf of individuals will be held, used, Processed or disclosed by the Company.

“Process” or “Processing” means, with respect to Personal Information, the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such Personal Information.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Pro Rata Share” means, with respect to a Seller, a fraction expressed as a percentage, (a) the numerator of which is the Consideration Shares issued to such Seller Indemnifying Party, and (b) the denominator of which is the Purchaser Consideration Share Pool.

“Purchase Price” means $8,750,000.00.

“Purchaser Common Shares” means a number of shares of Class A Common Stock, par value $0.001 per share, of the Purchaser.

“Purchaser Consideration Share Pool” means a number of Purchaser Common Shares equal to (i) the Purchase Price, divided by (ii) the Purchaser VWAP.

“Purchaser Disclosure Schedule” means the disclosure schedule delivered by the Purchaser to the Company on the date hereof concurrently with entry into this Agreement.

“Purchaser Indemnified Parties” means the Purchaser, its Affiliates (which, for the avoidance of doubt, shall include the Company and its Subsidiaries from and after the Closing) and the Purchaser's and its Affiliates’ shareholders, partners, members, directors, managers, officers, employees, agents and other Representatives. Notwithstanding the foregoing, “Purchaser Indemnified Parties” shall exclude the Sellers.

“Purchaser VWAP” means, with respect to Purchaser Common Shares, the daily volume weighted average price of such shares on the NASDAQ trading market for the 30-day trading day period ending on (and including) the trading day immediately prior to the Closing Date, as reported by Bloomberg Financial L.P. using the AQR function.

“Reimbursement Cap” means $25,000.

“Registered Company Intellectual Property” means all Owned Intellectual Property that has been issued by, registered with, or the subject of an application filed with, as applicable, the United States Patent and Trademark Office, the United States Copyright Office, private domain name registrar, or any similar office or agency anywhere in the world.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like (including the threat of any of the foregoing), including, the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

“Remaining Employees” means the Company's employees except for the Key Continuing Employees.

“Representatives” means, with respect to any Person, any and all directors, managing members, managers, partners, officers, employees, consultants, financial advisors, counsel, consultants, accountants, agents and other representatives of such Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder.

“Sanctioned Person” means a Person that is the subject of Sanctions, including (i) listed in any list of designated Persons maintained by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or other U.S. or non-U.S. Governmental Entity under Sanctions; (ii) operating from or organized under the Laws of a country or territory that is the subject of country- or territory-wide Sanctions (Cuba, Iran, North Korea, Syria, or the Crimea region); or (iii) majority-owned or controlled by, or acting for or on behalf of, any of the foregoing.

“Sanctions” means any applicable economic, trade or financial sanctions Laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (a) the United States government, (b) the United Nations, (c) the European Union or its Member States, (d) the United Kingdom, (e) Japan or (f) the respective governmental institutions and agencies of any of the foregoing, including without limitation, OFAC, the United States Department of State and her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnifying Party” shall have the meaning set forth in Section 8.2.

“Software” means all (a) computer programs and other software, including any and all software implementations of algorithms, models and methodologies, whether in Source Code, object code or other form, including libraries, subroutines and other components thereof; (b) computerized databases and other computerized compilations, and collections of data or information, including all data and information included in such databases, compilations or collections; (c) descriptions, flowcharts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; (d) screens, user interfaces, command structures, report formats, firmware, development tools, templates, menus, buttons and icons; and (e) documentation including development, diagnostic, support, user manuals and other training documentation related to any of the foregoing.

“Source Code” means computer software in a form which a program’s design, logic, structuring and processing methods may be read by a trained human being, including without limitation, all source code, scripts, data definition, flow charts, file layouts, program narratives and program listings.

“Specified Representations” means the representations and warranties made by the Company that are expressly set forth in Section 3.19 (Taxes).

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person (a) of which fifty percent (50%) or more of the outstanding Equity Interests or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person is owned, directly or indirectly, by such first Person, or (b) of which such first Person controls, directly or indirectly, the management of such Person.

“Tax” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, unclaimed property, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, escheat or unclaimed property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax, duty, levy, impost, assessment or other amount in the nature of a tax of any kind whatsoever, including any interest, fines, penalty or addition thereto, whether disputed or not.

“Tax Authority” means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement of any kind relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Tax Authority.

“Technology” means all, Software, content, websites, technical data, subroutines, tools, materials, inventions, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, documentation, user manuals and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein.

“Third-Party Claim” shall have the meaning set forth in Section 8.3(a).

“Tracking Data” means (a) any information or data collected in relation to online, mobile or other electronic activities or communications that can reasonably be associated with a particular Person, user, computer, mobile or other device, or instance of any application or mobile application, (b) any information or data collected in relation to off-line activities or communications that can reasonably be associated with or that derives from a particular Person, user, computer, mobile or other device or instance of any application or mobile application, or (c) any device identification, device activity data or data collected from a networked physical object.

“Transaction Documents” means this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to which the Purchaser, the Company, or the Sellers is a party or to be executed by the Purchaser, the Company, or the Sellers in connection with the consummation of the Transaction.

“Treasury Regulation” means the final and temporary regulations prescribed under the Code.

9.2           Additional Defined Terms. In addition to the terms defined in Section 9.1, additional defined terms used herein shall have the respective meanings set forth in the Sections indicated in the below table:

Defined Term	Section
Agreement	Preamble
Balance Sheet	Section 3.6(a)
Balance Sheet Date	Section 3.6(a)
Benefit Plans	Section 3.18(a)
Closing	Section 2.1
Closing Date	Section 2.1
Company	Preamble

Defined Term	Section
Company 401(k) Plan	Section 6.3
Company Certifications	Section 6.2
Company Certifications Transfer	Section 6.2
Company Shares	Recitals
Company Software	Section 3.12(h)
Company Trade Secrets	Section 3.12(g)
Employee IP Agreement	Section 3.12(d)
Employment Agreements	Section 2.2(f)
Environmental Permits	Section 3.16(a)(iii)
Environmental Reports	Section 3.16(b)
Excluded Losses	Section 8.4(d)
Financial Statements	Section 3.6(a)
Fundamental Representations	Section 8.1(a)(ii)
Indemnifying Party	Section 8.2(a)(i)
Insurance Policies	Section 3.21
Intended Tax Treatment	Section 7.6
Interim Balance Sheet	Section 3.6(a)
Interim Balance Sheet Date	Section 3.6(a)
Interim Financial Statements	Section 3.6(a)
IRCA	Section 3.17(d)
IT Systems	Section 3.12(m)
Key Continuing Employee Employment Agreements	Recitals
Malicious Code	Section 3.12(i)
Marks	Section 9.1
Material Contracts	Section 3.9(a)
Material Customers	Section 3.20(b)(i)
Material Suppliers	Section 3.20(b)
Party or Parties	Preamble
Patents	Section 9.1
Personnel	Section 3.8(j)
Pre-Closing Taxes	Section 7.1
Privacy Commitments	Section 3.13(a)
Purchaser	Preamble
Purchaser 401(k) Plan	Section 6.3
Purchaser SEC Documents	Section 5.5
Real Property	Section 3.11(b)
Real Property Lease	Section 3.11(b)
Remaining Employee Employment Agreements	Section 2.2(f)
Seller or Sellers	Preamble
Seller Released Claims	Section 6.4
Seller Released Party	Section 6.4
Seller Releasing Party	Section 6.4
Sellers Majority	Section 6.5
Share Purchase	Recitals
Shares	Recitals

Defined Term	Section
Tangible Company Properties	Section 3.10(b)
Trade Secrets	Section 9.1
Transaction	Recitals
Transfer Taxes	Section 7.4

9.3           Certain Interpretive Matters. Unless otherwise expressly provided for, for purposes of this Agreement, the following rules of interpretation shall apply:

(a)           Time is of the Essence; Calculation of Time Periods. Time is of the essence for each and every provision of this Agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b)           Dollars. Any reference in this Agreement to “$” or dollars shall mean United States dollars.

(c)           Exhibits and Schedules; Construction. The Exhibits and Schedules to this Agreement, the Company Disclosure Schedule and the Purchaser Disclosure Schedule are an integral part of this Agreement and are hereby incorporated herein and made a part hereof as if set forth herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall be defined as set forth in this Agreement. Any disclosure set forth in one Schedule of the Company Disclosure Schedule or the Purchaser Disclosure Schedule, as applicable, shall apply to (i) the representations and warranties contained in the Section of this Agreement to which it corresponds in number, (ii) any representation and warranty to which it is referred by cross reference, and (iii) any other representation or warranty to the extent it is readily apparent from the wording of such disclosure that such disclosure is applicable to such representation or warranty.

(d)           Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e)           Headings. The provision of the Table of Contents, the division of this Agreement into Articles, Sections, Exhibits, Schedules, clauses and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article,” “Section,” “Exhibit,” “Schedule,” “clause” or other subdivision are to the corresponding Article, Section, Exhibit, Schedule, clause or other subdivision of this Agreement unless otherwise specified.

(f)           Herein. The words such as “herein,” “hereinafter,” “hereof,” “hereunder” and “hereto” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(g)           Including. The word “including” or any variation thereof means “including, without limitation” and “including, but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(h)           Or. The word “or” when used in a list shall not indicate that the listed items are exclusive of each other.

(i)           Made Available. An item shall be considered “made available” (or other similar phrase) to Purchaser only if such item has been made available for viewing by the Purchaser in the electronic data room established by the Company in connection with the Transaction at least five (5) calendar days prior to the Closing Date.

(j)           Reflected On; Set Forth On; Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (ii) such item is otherwise specifically set forth on the balance sheet or financial statements, or (iii) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(k)           References to Statute or Statutory Provision. A reference to any statute or statutory provision is a reference to that statute or statutory provision as re-enacted, re-numbered, amended or extended before the date hereof and includes reference to any subordinate legislation (as re-enacted, amended or extended) made under it before the date hereof.

(l)           Joint Negotiation and Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Article X

MISCELLANEOUS

10.1           Expenses. Each Party shall bear its own costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the negotiation and execution of this Agreement and the other Transaction Documents and each other agreement, document and instrument contemplated hereby or thereby and the consummation of the Transaction, except that at the Closing, the Purchaser shall pay the reasonable fees and expenses of the Company, in an amount not to exceed, in the aggregate, $25,000.

10.2           Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized courier (receipt requested), or (c) on the date sent by facsimile or e-mail of a PDF document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, in each case, at the following addresses, facsimile numbers, and E-mail addresses (or to such other address, facsimile number, or E-mail address for a Party as specified in a notice given in accordance with this Section 10.2).

If to the Sellers, to the addresses set forth on Schedule A attached hereto.

If, to the Purchaser and as a copy if to the Company following the Closing, to:

Immuneering Corporation
245 Main Street, Second Floor

Cambridge, MA 02142

Attention: Michael Bookman
Email: mbookman@immuneering.com

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP
200 Clarendon Street, 27th Floor
Boston, MA 02116
Attention: Evan Smith
Telephone: (617) 948-6089

Email: evan.smith@lw.com

10.3           Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transaction are consummated as originally contemplated to the greatest extent possible.

10.4           Entire Agreement. This Agreement and the other Transaction Documents (including all exhibits, appendices and schedules appended hereto and thereto) constitute the entire understanding and agreement between the Parties with respect to the Transaction and supersede all prior understandings and agreements, both written and oral, among the Parties with respect to the Transaction.

10.5           Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. None of the Parties may assign its rights or obligations hereunder without the prior written consent of each of the other Parties; provided, however, that nothing in this Agreement shall prohibit or restrict the assignment of (a) the Purchaser’s rights (but not obligations) to any lender and (b) the Purchaser’s rights and obligations to any transferee of the Equity Interests of the Company who agrees to accept such rights and obligations in connection with such transfer.

10.6           No Third-Party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, remedy, obligations or liabilities of any nature whatsoever under or by reason of this Agreement.

10.7           Tax Advice. Each Party acknowledges and agrees that it has not received and is not relying upon Tax advice from any other Party, and that it has and will continue to consult its own advisors with respect to Taxes.

10.8           Equitable Remedies. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement, to specific enforcement of the terms and provisions hereof and other equitable remedies this being in addition to any other remedy to which they are entitled at law or in equity.

10.9           Amendment and Modification; Waivers. This Agreement may not be modified or amended, except by a written instrument signed by or on behalf of each of the Parties. The terms of this Agreement may only be waived by a written instrument signed by or on behalf of the Party waiving compliance. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.10           Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement, and all Legal Proceedings based upon, arising out of, or related to this Agreement or the Transaction, shall be exclusively governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction, except with respect to any matter relating to the Company's jurisdiction of incorporation that requires the application of the Laws of the State of California, in which case the Laws of the State of California shall govern.

(b)           Each of the Parties agrees that any dispute, controversy or claim arising out of or relating to this Agreement or the Transaction, or the validity, interpretation, breach or termination thereof, including claims seeking redress or asserting rights under any Law, shall be resolved exclusively in the courts of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction, the Superior Court of the State of Delaware or the Federal District Court of the District of Delaware located in Wilmington, Delaware) and appellate courts having jurisdiction of appeals from such courts. In that context, and without limiting the generality of the foregoing, each Party irrevocably and unconditionally:

(i)           submits, for itself and its property, in any action relating to this Agreement or the Transaction, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of such courts, and appellate courts having jurisdiction of appeals from any of the foregoing courts, and agrees that all claims in respect of any such action shall be heard and determined in such courts or, to the extent permitted by Law, in such appellate courts;

(ii)           consents that any such action may and shall be brought exclusively in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such action in any such court or that such action was brought in an inconvenient forum, and agrees not to assert, plead or claim the same;

(iii)           agrees that the final judgment of such court shall be enforceable in any court having jurisdiction over the relevant Party or any of its assets;

(iv)           agrees that service of process in any such action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 10.2; and

(v)           agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the applicable rules of procedure.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

10.11           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

PURCHASER:

IMMUNEERING CORPORATION

By:	/s/ Benjamin Zeskind

Name:	Benjamin Zeskind

Title:	President and Chief Executive Officer

[Signature Pages to Share Purchase Agreement]

THE SELLERS:

/s/ Brett Hall
Brett Hall

/s/ Praveen Nair
Praveen Nair

/s/ Daniel Flynn
Daniel Flynn

/s/ Thomas Barr
Thomas Barr

/s/ Anna Travesa
Anna Travesa

/s/ Dennis Garland
Dennis Garland

[Signature Pages to Share Purchase Agreement]

THE COMPANY:

BIOARKIVE, INC.

By:	/s/ Praveen Nair

Name:	Praveen Nair

Title:	Chief Executive Officer

[Signature Pages to Share Purchase Agreement]

Schedule A

Seller Equity Information

Seller and Address	Total Number of Common Shares Owned Prior to Closing	Seller’s Pro Rata Share
Brett Hall	8,500	85%
Praveen Nair	1,000	10%
Daniel Flynn	125	1.25%
Thomas Barr	125	1.25%
Anna Travesa	125	1.25%
Dennis Garland	125	1.25%
Total:	10,000	100%

DISCLOSURE SCHEDULES

delivered in connection with the

SHARE PURCHASE AGREEMENT

by and among

BioArkive, Inc.,

the Sellers Listed on the Signature Pages Hereto,

and

the Purchaser

Dated as of December 22, 2021

INTRODUCTION

This document and the attachments hereto (which are incorporated herein by this reference) are being delivered in connection with the execution and delivery of the Share Purchase Agreement, dated as of the date hereof (the “Agreement”) by and among BioArkive, Inc., a corporation incorporated pursuant to the laws of California (the “Company”), (b) the Sellers listed on the signature pages hereto (each individually a “Seller”, and collectively, the “Sellers”), and (c) Immuneering Corporation, a corporation incorporated pursuant to the laws of Delaware (the “Purchaser”), and constitutes the Schedules (the “Disclosure Schedules”) referenced therein. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Agreement, and section references are to sections of the Agreement.

The Disclosure Schedules cover matters concerning the business of the Company, and set forth exceptions to the representations, warranties and other agreements made by the Sellers or the Company in the Agreement, and are intended to qualify such representations, warranties and agreements. The Disclosure Schedules are qualified in its entirety by reference to the specific provisions of the Agreement and the representations, warranties and agreements to which the disclosures herein pertain and are not intended to constitute, and shall not be construed to constitute, any separate representation, warranty or agreement of the Sellers or the Company, or as broadening or expanding the representations, warranties or agreements of the Sellers contained in the Agreement.

Notwithstanding anything to the contrary in these Disclosure Schedules, any matter disclosed in any section or subsection of the Disclosure Schedules shall be deemed disclosed for the purposes of, and shall qualify, each representation and warranty in the section or subsection of the Agreement with the corresponding number, as well as any other representation or warranty in any other section or subsection of the Agreement where the relevance of such disclosure to that other representation or warranty is reasonably apparent on its face, in each case even if (a) that other representation or warranty does not reference the Disclosure Schedules or (b) the disclosure in the Disclosure Schedules does not reference that other representation or warranty. The disclosure of a particular item of information in the Disclosure Schedules shall not constitute an admission by the Sellers or the Company that such item is material, that such item has had or would have a Material Adverse Effect or that the disclosure of such item is required to be made under the terms of the Agreement, except to the extent provided by the Agreement. To the extent that a disclosure in the Disclosure Schedule makes reference to or describes all or any part of a Contract or other document, Permit, license, Order or applicable Law, such reference or description is qualified in its entirety by the terms and provisions of such Contract or other document, Permit, license, Order or applicable Law.

No disclosure in this Disclosure Schedules relating to any possible noncompliance, breach or violation of any Contract or other document, Permit, license, Order or applicable Law shall be construed as an admission or indication that any such noncompliance, breach or violation exists or has actually occurred, and nothing in this Disclosure Schedules shall constitute an admission of any liability or obligation of the Sellers or the Company to any third party or shall confer or give to any third party any remedy, claim, liability, reimbursement, cause of action or other right.

The Disclosure Schedules and all information contained herein is confidential and is subject to the terms of the Agreement regarding the treatment of Confidential Information.

SCHEDULE 3.3(a)

THIRD PARTY CHANGE OF CONTROL

MJV Properties LP, Lessor as to triple net commercial lease agreement dated 1/23/19 with BioArkive, LLC and Trans Sciences, LLC as Lessee with a 5-year term commencing on 4/1/19 and ending 3/31/24 for the real property commonly known as 11421 W. Bernardo Court, Suite 200, San Diego CA 92127 with base monthly rent as follows:

04/01/19 to 03/31/20     $4,250.00;

04/01/20 to 03/31/21     $4,400.00;

04/01/21 to 03/31/22     $4,550.00;

04/01/22 to 03/31/23     $4,650.00; and

04/01/23 to 03/31/24     $4,800.00.

Heath Family Decedents Trust, Lessor as to triple net commercial lease agreement dated 11/1/19 with BioArkive, LLC and Trans Sciences, LLC as Lessee with a 3-year term commencing on 1/1/20 and ending 12/31/22 for the real property commonly known as 11403 Bernardo Court, Suite 100, San Diego CA 92127 with base monthly rent as follows:

10/01/20 to 12/31/20     $5,764.50;

01/01/21 to 12/31/21     $6,000.00; and

01/01/22 to 12/31/22     $6,200.00.

Thornmint 13, LLC, Lessor as to triple net commercial lease agreement dated 7/22/21 with BioArkive, Inc. as Lessee with a 10-year 7-month term commencing on 10/1/21 and ending 4/30/32 for the real property commonly known as 11403 Bernardo Court, Suite 100, San Diego CA 92127 with base monthly rent as follows:

10/01/21 to 10/31/21     $55,990.00;

11/01/21 to 09/31/22     $27,995.00;

10/01/22 to 12/31/22     $28,835.00;

01/01/22 to 09/30/23     $57,670.00;

10/01/23 to 09/30/24     $59,400.00;

10/01/24 to 09/30/25     $61,182.00;

10/01/25 to 09/30/26     $63,017.00;

10/01/26 to 09/20/27     $64,908.00;

10/01/27 to 09/30/28     $66,855.00;

10/01/28 to 09/30/29     $68,861.00;

10/01/29 to 09/30/30     $76,926.00;

10/01/30 to 09/30/31     $73,054.00; and

10/01/31 to 04/30/32     $75,246.00.

SCHEDULE 3.3(b)

GOVERNMENTAL CHANGE OF CONTROL

None.

SCHEDULE 3.7

UNDISCLOSED LIABILITIES

(a)

None.

(b)

None.

SCHEDULE 3.8

CHANGES

The following disclosure (and any reference hereto) is listed as an exception to Section 3.8(b) of the Agreement:

Effective 12/01/2021 ownership of the Company is as follows:

BRETT HALL	8,500 shares
PRAVEEN NAIR	1,000 shares
DENNIS GARLAND	125 shares
THOMAS BARR	125 shares
DANIEL FLYNN	125 shares
ANNA TRAVESA	125 shares

SCHEDULE 3.9(a)

MATERIAL CONTRACTS

(viii)

Republic Services – customer service agreement dtd 9/29/21

Ponderosa Landscape Service –maintenance agreement dtd 9/20/21

Cali Cleaning Service – janitorial service agreement dtd 9/23/21

Lloyd Pest Control – monthly service agreement dtd 10/01/21

Advanced Chemical Transport Inc. – MSA dtd 1/1/21

Paychex – payroll service agreement dtd 3/19/20

Ranch & Coast Security – alarm sales/monitoring agreement dtd 10/15/21

(xiv)

MJV Properties LP, Lessor as to triple net commercial lease agreement dated 1/23/19

Heath Family Decedents Trust, Lessor as to triple net commercial lease agreement dated 11/1/19

Thornmint 13, LLC, Lessor as to triple net commercial lease agreement dated 7/22/21

(xv)

Takeda Pharmaceuticals Company Limited - MSA dtd 5/4/20

Inhibrix - material transfer agreement dtd 4/13/21

Immuneering Corp – material transfer agreement dtd 5/7/20

CSL Behring LLC – confidentiality agreement dtd 1/19/21

CellCarta Fremont LLC – material transfer agreement dtd 5/27/21

Immuneering Corp – MSA dtd 8/5/19

SCHEDULE 3.11(b)

LEASED REAL PROPERTY

MJV Properties LP, Lessor as to triple net commercial lease agreement dated 1/23/19 with BioArkive, LLC and Trans Sciences, LLC as Lessee with a 5-year term commencing on 4/1/19 and ending 3/31/24 for the real property commonly known as 11421 W. Bernardo Court, Suite 200, San Diego CA 92127 with base monthly rent as follows:

04/01/19 to 03/31/20     $4,250.00;

04/01/20 to 03/31/21     $4,400.00;

04/01/21 to 03/31/22     $4,550.00;

04/01/22 to 03/31/23     $4,650.00; and

04/01/23 to 03/31/24     $4,800.00.

Heath Family Decedents Trust, Lessor as to triple net commercial lease agreement dated 11/1/19 with BioArkive, LLC and Trans Sciences, LLC as Lessee with a 3-year term commencing on 1/1/20 and ending 12/31/22 for the real property commonly known as 11403 Bernardo Court, Suite 100, San Diego CA 92127 with base monthly rent as follows:

10/01/20 to 12/31/20     $5,764.50;

01/01/21 to 12/31/21     $6,000.00; and

01/01/22 to 12/31/22     $6,200.00.

Thornmint 13, LLC, Lessor as to triple net commercial lease agreement dated 7/22/21 with BioArkive, Inc. as Lessee with a 10-year 7-month term commencing on 10/1/21 and ending 4/30/32 for the real property commonly known as 11403 Bernardo Court, Suite 100, San Diego CA 92127 with base monthly rent as follows:

10/01/21 to 10/31/21     $55,990.00;

11/01/21 to 09/31/22     $27,995.00;

10/01/22 to 12/31/22     $28,835.00;

01/01/22 to 09/30/23     $57,670.00;

10/01/23 to 09/30/24     $59,400.00;

10/01/24 to 09/30/25     $61,182.00;

10/01/25 to 09/30/26     $63,017.00;

10/01/26 to 09/20/27     $64,908.00;

10/01/27 to 09/30/28     $66,855.00;

10/01/28 to 09/30/29     $68,861.00;

10/01/29 to 09/30/30     $76,926.00;

10/01/30 to 09/30/31     $73,054.00; and

10/01/31 to 04/30/32     $75,246.00.

SCHEDULE 3.12(a)

COMPANY OFFERINGS

None.

SCHEDULE 3.12(b)

REGISTERED IP

The Company name.

SCHEDULE 3.12(e)

NON-INFRINGEMENT OF THIRD-PARTY INTELLECTUAL PROPERTY

None.

SCHEDULE 3.12(f)

NO INFRINGEMENT OF COMPANY INTELLECTUAL PROPERTY

None.

SCHEDULE 3.12(h)

COMPANY SOFTWARE

None.

SCHEDULE 3.15(a)

COMPLIANCE WITH LAWS

None.

SCHEDULE 3.15(c)

PERMITS

(i)

City of San Diego Business License

Biorepository Accreditation Program certification

ISO 20387 biobanking accreditation certification

(ii)

None.

SCHEDULE 3.17(f)

PERSONNEL MATTERS

None.

SCHEDULE 3.18

EMPLOYEE BENEFIT PLANS

(a)

401(k) PLAN

Blue Shield Health Insurance

CBDR Dental Insurance

CBDR Vision Insurance

CBDR Life Insurance

(f)

None.

SCHEDULE 3.20(a)

MATERIAL SUPPLIERS

SCHEDULE 3.20(b)

MATERIAL CUSTOMERS

Alleo

Amprion

Antharis Therapeutics

Blue Water Vaccines, Inc

BNI San Diego – Ed Wilson

Camino Pharma LLC

Celll Carta

Eikonoklastes Therapeutics Inc

Ethos Discovery

Immuneering Corporation

INHIBRx

Konica Minolta, Inc.

M2 Ingredients, Inc.

Scientist.com

StoreMy Tumor

VigilDX

SCHEDULE 3.21

INSURANCE

Choice Builder (Dental, Vision and Life), Group # B12808

Blue Shield California (Health), Account W01060631000

State Compensation Insurance Fund (Workman’s Comp), Policy 9247183-21

Chubb Auto, Policy # 000073608535

Chubb CustomARQ Package, Policy # 000036059065

Chubb CustomARQ General Liability, Policy # 000036059066

Aspen American Insurance (Builders Risk for Thornmint 13), Policy # 2898728

Hudson Insurance Company (Deans & Homer) 10864 THORNMINT RD Premier Building Package Policy Policy # 2902639

SCHEDULE 3.23

BANK ACCOUNTS

[Omitted]